Exhibit 10.1

PURCHASE AGREEMENT

by and among

AAI HOLDINGS, INC.,

SHAREHOLDER REPRESENTATIVE SERVICES LLC, AS SELLER REPRESENTATIVE,

APPLIED AVIONICS, INC.,

and

LOAR GROUP INC.

Dated as of July 18, 2024

i

(Continued)

Page

4.21 Related Party Transactions	22
4.22 Government Contracts	23
4.23 Certain Payments; International Trade Compliance	23
4.24 No Brokers	24
4.25 No Additional Representations	24

ARTICLE V REPRESENTATIONS AND WARRANTIES OF SELLER	24
5.1 Organization and Standing	24
5.2 Authority; Enforceability; Title.	25
5.3 Consents	25
5.4 No Brokers	25
5.5 Legal Proceedings	25
5.6 No Additional Representations	25

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF BUYER	26
6.1 Securities Matters	26
6.2 Organization and Standing	26
6.3 Authorization, Validity and Effect	26
6.4 Control by a Foreign Person	27
6.5 No Conflict; Required Filings and Consents.	27
6.6 Pending Transactions	27
6.7 Legal Proceedings	28
6.8 Solvency	28
6.9 R&W Insurance	28
6.10 No Brokers	28
6.11 Guarantee	28
6.12 Acknowledgements; No Reliance	28

ARTICLE VII PRE-CLOSING COVENANTS	29
7.1 Interim Operations	29
7.2 Reasonable Access; Confidentiality.	31
7.3 Certain Notices	32
7.4 Commercially Reasonable Efforts; Cooperation	32
7.5 No Shop; Guarantor Equity	32
7.6 Regulatory Matters	33

(Continued)

Page

ARTICLE VIII ADDITIONAL COVENANTS	34
8.1 Publicity	34
8.2 Records	34
8.3 Continuing Indemnification for Company Actors.	35
8.4 Employment and Benefit Arrangements.	36
8.5 Mutual Release	37
8.6 R&W Insurance Policy	38
8.7 Company Bonus Payments	38
8.8 Confidentiality	39

ARTICLE IX CONDITIONS TO CLOSING	39
9.1 Conditions to the Obligations of the Company, Buyer and Seller	39
9.2 Other Conditions to Obligations of the Company and Seller	39
9.3 Other Conditions to Obligations of Buyer	40
9.4 Frustration of Closing Conditions	40

ARTICLE X TERMINATION OF AGREEMENT	41
10.1 Termination	41
10.2 Effect of Termination.	42

ARTICLE XI SURVIVAL; REMEDIES	43
11.1 Survival of Representations, Warranties and Covenants	43
11.2 Exclusive Remedies	43

ARTICLE XII TAX MATTERS	44
12.1 Administration of Tax Matters	44
12.2 Allocation of Liability for Taxes	45
12.3 Cooperation; Audits.	45
12.4 Tax Refunds; Amended Tax Returns.	46
12.5 Allocation of Consideration; Intended Tax Treatment.	47
12.6 Transfer Taxes	47

ARTICLE XIII MISCELLANEOUS AND GENERAL	48
13.1 Expenses	48
13.2 Successors and Assigns	48
13.3 Third-Party Beneficiaries	48
13.4 Further Assurances	48
13.5 Notices	48

(Continued)

Page

13.6 Complete Agreement	49
13.7 Captions	50
13.8 Amendment	50
13.9 Waiver	50
13.10 Governing Law; Jurisdiction; Waiver of Jury Trial	50
13.11 Severability	51
13.12 Counterparts	51
13.13 Specific Performance	51
13.14 Other Definitional and Interpretive Matters.	51
13.15 Disclosure Schedules	52
13.16 Independent Legal Counsel; Continuing Representation	53
13.17 Fraud	54
13.18 Related Party Liability	54
13.19 Seller Representative.	54

EXHIBITS AND ANNEXES

Annex I	Beneficial Owners
Exhibit A	Definitions
Exhibit B	Accounting Principles
Exhibit C	Escrow Agreement
Exhibit D	R&W Insurance Policy
Exhibit E	Guarantee

PURCHASE AGREEMENT

This PURCHASE AGREEMENT (this “Agreement”) is entered into as of July 18, 2024 (the “Signing Date”), by and among AAI Holdings, Inc., a Delaware corporation (“Seller”), Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the representative of Seller (“Seller Representative”), Applied Avionics, Inc., a Texas corporation (the “Company”), and Loar Group Inc., a Delaware corporation (“Buyer”). Seller, the Company and Buyer are sometimes referred to herein collectively as the “Parties” and, each individually, as a “Party.”

RECITALS

A. Prior to the Pre-Signing Restructuring (as defined below), the stockholders set forth on Annex I hereto (each a “Beneficial Owner,” and collectively, “Beneficial Owners”) were beneficial and record owners of all of the issued and outstanding capital stock of the Company.

B. Prior to the Signing Date, the Beneficial Owners completed the restructuring transactions set forth as follows: (i) on July 11, 2024, the Beneficial Owners caused Seller to be formed, (ii) on July 17, 2024, the Beneficial Owners contributed all of the issued and outstanding shares of the Company to Seller in exchange for the issuance of equity interests in Seller such that, following such contribution, Seller was (and is) fully owned by the Beneficial Owners in the same proportion as each Beneficial Owner’s pro rata equity interests in the Company immediately prior to such contribution (the “Contribution” and together with the formation of Seller, the “Pre-Signing Restructuring”).

C. As a result of the Pre-Signing Restructuring, (i) the Beneficial Owners now collectively own all of the issued and outstanding capital stock of Seller, and (ii) Seller owns all of the issued and outstanding capital stock of the Company.

D. Following the Signing Date : (i) at least one (1) Business Day prior to the QSub Election (defined below), to the extent agreed by the Parties (acting reasonably in good faith), Seller shall cause (or shall have caused) the Beneficial Owners to make a valid election on IRS Form 2553, Election by a Small Business Corporation, electing to treat Seller as an S corporation under Section 1362(a) of the Code (the “Seller S Corporation Election”), effective as of the date of formation of Seller; and (ii) at least one (1) Business Day after the Seller S Corporation Election (if applicable) and at least one (1) Business Day prior to the Conversion (defined below), Seller shall make a properly and timely filed election for the Company to be taxed as a qualified subchapter S subsidiary pursuant to IRS Form 8869, Qualified Subchapter S Subsidiary Election¸ effective as of the date of the Contribution (the “QSub Election”).

E. Following the Signing Date and consummation of the Seller S Corporation Election (if applicable) and the QSub Election, and at least two (2) Business Days prior to the Closing, Seller shall cause (or shall have caused) the Company to be converted into a Delaware limited liability company (the “Conversion”), such that immediately thereafter Seller shall own 100% of the membership interests of the converted Company, in each case, subject to the terms and conditions set forth herein.

F. At least one (1) Business Day following the Conversion and one (1) Business Day prior to the Closing, Seller shall cause the converted Company to file IRS Form 8832, Entity Classification Election, electing to be treated as disregarded as a separate entity from Seller for U.S. federal and applicable state and local income Tax purposes, effective as of the date of the Conversion, and confirming its intent to continue using the EIN of the Company following the Conversion (the “CTB Election”).

As used in this Agreement, the Pre-Signing Restructuring, the Seller S Corporation Election (if applicable), the QSub Election, the Conversion, and the CTB Election shall be referred to herein as the “Restructuring”.

G. Upon the consummation of the Restructuring, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, 100% of the membership interests of the converted Company (the “Purchased Equity”) for the purchase price and upon the terms and conditions hereinafter set forth.

H. Concurrently with the execution and delivery of this Agreement, and as a condition and material inducement to the Buyer’s willingness to enter into this Agreement, each of Loren Jensen, Matt Hawkins and Bruce Conti has executed and delivered a Restrictive Covenant Agreement to Buyer, which shall become effective as of the Closing of the Transactions.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby confirmed, and subject to the terms and conditions set forth herein, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

The terms defined in Exhibit A, whenever used herein, shall have the meanings set forth on Exhibit A for all purposes of this Agreement. The definitions on Exhibit A are incorporated into this Agreement as if fully set forth at length herein and all references to a section in such Exhibit A are references to such section of this Agreement.

ARTICLE II

PURCHASE AND SALE

2.1 Purchase and Sale of the Purchased Equity. At the Closing, subject to the terms and conditions of this Agreement, Seller shall sell, transfer, assign and convey the Purchased Equity to Buyer, and Buyer shall purchase and accept the Purchased Equity from Seller, and Buyer shall pay to the Paying Agent for further distribution (on behalf of Seller) the Closing Date Consideration specified by the Company in the Estimated Closing Statement in accordance with Section 3.3(a) below. The “Closing Date Consideration” shall be equal to:

(a) $385,000,000 (the “Enterprise Value”); plus

(b) the Estimated Closing Cash Balance, if any; plus

(c) the Working Capital Overage, if any; minus

(d) the Working Capital Deficiency, if any; minus

(e) the Working Capital Escrow Amount paid by Buyer to the Escrow Agent pursuant to Section 2.4(a); minus

(f) the Estimated Selling Expenses; minus

(g) the Estimated Company Debt, if any; minus

(h) the Seller Representative Reserve Amount; minus

(i) the Company Bonus Payments.

2.2 Other Closing Date Settlements. At the Closing, Buyer shall (a) on behalf of the Company and Seller, pay Selling Expenses to the Persons entitled thereto in accordance with the instructions to be delivered by Seller to Buyer prior to the Closing Date, (b) deposit the Working Capital Escrow Amount into an escrow account held by the Escrow Agent, and (c) pay the Seller Representative Reserve Amount to Seller Representative or Seller Representative’s designee (collectively, the “Settlement Amounts”). Unless otherwise specified, all payments pursuant to this Section 2.2 shall be by wire transfer of immediately available U.S. dollars to the account or accounts specified in writing (which may be email) by the recipient(s). For administrative convenience, to the extent included in the Estimated Closing Cash Balance, Buyer may utilize cash on the balance sheet of the Company as of immediately prior to the Closing as a source of funds for Company Bonus Payments required to be made following the Closing by the Company in accordance with Section 3.3; provided, that for the avoidance of doubt, the utilization of such funds will not reduce or otherwise be taken into account in the calculation of Closing Date Consideration hereunder.

2.3 Working Capital Adjustment.

(a) Estimated Closing Statement. Not later than the third Business Day prior to the Closing Date, the Company shall prepare and deliver to Buyer an estimated closing statement (the “Estimated Closing Statement”), executed by an officer of the Company setting forth the Company’s good faith estimated calculations of (i) Net Working Capital (the “Estimated Net Working Capital”), (ii) Closing Cash Balance (the “Estimated Closing Cash Balance”), (iii) Company Debt (the “Estimated Company Debt”), (iv) Selling Expenses (the “Estimated Selling Expenses”), (v) the Company Bonus Payments, and (vi) based on the estimates set forth in clauses (i) through (v), the resulting Closing Date Consideration. The Estimated Closing Statement is to be prepared in accordance with the principles set forth on Exhibit B and, to the extent consistent with such principles, on a consistent basis with historical accounting practices of the Company (the “Accounting Principles”). During the period after the delivery of the Estimated Closing Statement and prior to the Closing, Buyer shall have an opportunity to review the Estimated Closing Statement and the related calculations and the Company will in good faith consider any proposed changes thereto; provided, that such comments, or any dispute relating thereto, will not delay or prevent the Closing.

(b) Closing Adjustment. If the Estimated Net Working Capital is less than the Target Working Capital Minimum, then the Closing Date Consideration will be reduced by an amount equal to such shortfall (the “Working Capital Deficiency”). If the Estimated Net Working Capital is greater than the Target Working Capital Maximum, then the Closing Date Consideration will be increased by an amount equal to such excess (the “Working Capital Overage”). If the Estimated Net Working Capital is (i) less than or equal to the Target Working Capital Maximum and (ii) greater than or equal to the Target Working Capital Minimum, then the Closing Date Consideration will not be adjusted pursuant to this Section 2.3(b), but may be subject to adjustment for a Working Capital Deficiency or Working Capital Overage following the Closing, as otherwise provided in this Section 2.3. The adjustments made at Closing pursuant to this Section 2.3(b) are subject to subsequent adjustment as provided in Sections 2.3(f)(i) and 2.3(f)(ii).

(c) Final Closing Statement. Within ninety (90) days after the Closing Date, Buyer shall cause to be prepared and delivered to Seller Representative a final closing statement (the “Final Closing Statement”), setting forth Buyer’s good faith calculations of (i) Net Working Capital (the “Final Net Working Capital”), (ii) Closing Cash Balance (the “Final Closing Cash Balance”), (iii) Company Debt (the “Final Company Debt”), (iv) Selling Expenses (the “Final Selling Expenses”), and (v) based on the amounts set forth in clauses (i) through (iv), the resulting Adjusted Closing Date Consideration, in each case, in reasonable detail and with explanations for the differences between the Final Closing Statement and the Estimated Closing Statement. If the Final Net Working Capital is less than the Target Working Capital Minimum, such shortfall shall be referred to as the “Final Working Capital Deficiency”. If the Final Net Working Capital is greater than the Target Working Capital Maximum, such excess shall be referred to as the “Final Working Capital Overage”. The Final Closing Statement shall be prepared in accordance with the Accounting Principles and shall, except as explicitly set forth in the Accounting Principles (A) not include any changes in assets or liabilities as a result of purchase accounting or other changes arising from or resulting as a consequence of the transactions contemplated by this Agreement (the “Transactions”), (B) be based on facts and circumstances as they exist immediately prior to the Closing and shall exclude the effect of any act, decision or event occurring after the Closing (but including any liabilities or obligations existing prior to the Closing that may be triggered solely by the Closing), (C) not reflect, directly or indirectly, any additional reserve or accrual that is not reflected in the latest Company Financial Statements, (D) calculate any reserves, accruals or other non-cash expense items on a pro rata (as opposed to monthly accrual) basis to account for a Closing that occurs on any date other than the last day of a calendar month, and (E) not give effect to the Transactions or any financing obtained or to be obtained by Buyer or any of its Affiliates (including the Company following the Closing) or any other transaction entered into by Buyer or any of its Affiliates (including the Company following the Closing) or any other facts unique or particular to Buyer or any of its Affiliates or any of their respective assets or liabilities. The Parties agree that the purpose of preparing the Final Closing Statement and determining the Final Net Working Capital and the related Closing Date Consideration adjustment contemplated by this Section 2.3 is to measure the amount of change (if any) between the Estimated Closing Statement and the Final Closing Statement, and such processes are not intended to permit the introduction of different judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies for the purpose of preparing the Final Closing Statement or determining the Final Net Working Capital, the Final Closing Cash Balance, the Final Company Debt and the Final Selling Expenses. If Buyer does not deliver the Final Closing Statement to Seller Representative within ninety (90) days after the Closing Date, then, at the election of Seller Representative, either (x) Seller Representative may prepare and present the Final Closing Statement within an additional thirty (30) days thereafter, or (y) the Estimated Closing Statement will be deemed to be the Final Closing Statement in accordance with this Section 2.3(c). If Seller Representative elects to prepare the Final Closing Statement in accordance with the immediately preceding sentence, then (except for the last three sentences of Section 2.3(d)) all subsequent references in Section 2.3(d) to Buyer will be deemed to be references to Seller Representative and all subsequent references to Seller Representative will be deemed to be references to Buyer.

(d) Dispute. Within sixty (60) days following receipt by Seller Representative of the Final Closing Statement (the “Dispute Period”), Seller Representative shall deliver written notice (a “Dispute Notice”) to Buyer of any disagreement Seller Representative has with respect to the preparation or content of the Final Closing Statement. Such Dispute Notice shall describe in reasonable detail the items contained in the Final Closing Statement with which Seller Representative disagrees and, to the extent available, the basis for any such disagreement and the amount of the disagreement. If Seller Representative does not provide Buyer with a Dispute Notice related to the Final Closing Statement within the Dispute Period, such Final Closing Statement will be final, conclusive and binding on the Parties. In the event Seller Representative provides Buyer with a Dispute Notice, Buyer and Seller Representative shall negotiate in good faith to resolve any disagreements related thereto. If Buyer and Seller Representative, notwithstanding such good faith effort, fail to resolve any disagreement contained in the Dispute Notice within thirty (30) days after Seller Representative provides Buyer with such Dispute Notice, then Buyer and Seller Representative jointly shall engage and instruct the accounting firm of Ernst & Young LLP or such other nationally recognized independent accounting firm as may be mutually acceptable to Buyer and Seller Representative (the “Accounting Firm”) to resolve any such unresolved disagreement(s). Seller Representative and Buyer shall jointly instruct the Accounting Firm that it (i) shall review only the unresolved disagreements contained in the Dispute Notice, (ii) shall make its determination based upon the terms and conditions set forth in this Section 2.3 and Exhibit B, (iii) shall render its decision within thirty (30) days after the referral of the dispute to the Accounting Firm for a decision pursuant hereto, (iv) shall not assign a value to any item greater than the greatest value for such item claimed by Buyer or Seller Representative or less than the smallest value for such item claimed by either Buyer or Seller Representative and (v) shall make its decision solely on written materials submitted by the Parties and shall not conduct an independent review. As promptly as practicable following the Accounting Firm’s engagement, Buyer and Seller Representative shall each prepare and submit a written presentation to the Accounting Firm. Following delivery of the presentations, Buyer and Seller Representative may each submit a written response to the other party’s presentation. As soon as practicable thereafter, the Accounting Firm shall render a decision based solely on their respective presentations. Neither Seller Representative nor Buyer (and none of their respective representatives) shall have any ex parte conversation(s) or meeting(s) with the Accounting Firm in connection herewith without the prior consent of (x) with respect to Seller Representative, Buyer, and (y) with respect to Buyer, Seller Representative. In resolving any such unresolved disagreement(s), the Accounting Firm shall act solely as an expert, and not as an arbitrator. The fees, costs and expenses of the Accounting Firm shall be allocated to and borne by Buyer, on the one hand, and Seller (or in the event Seller has been dissolved, the Beneficial Owners on a Pro Rata Share basis and not jointly), on the other hand, based on the inverse of the percentage that the Accounting Firm’s determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Accounting Firm. For example, should the items in dispute total in amount to $1,000 and the Accounting Firm award $600 in favor of Buyer’s position, 60% of the costs of its review would be borne by Seller (or in the event Seller has been dissolved, the Beneficial Owners on a Pro Rata Share basis and not jointly), and 40% of the costs would be borne by Buyer. All determinations made by the Accounting Firm shall be final, conclusive and binding on the Parties. Judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced. The process set forth in this Section 2.3(d) shall be the exclusive remedy of the Parties for any disputes related to items required to be reflected on the Final Closing Statement or taken into account in the calculation of the Net Working Capital, the Closing Cash Balance, the outstanding amount of all Company Debt and Selling Expenses.

(e) Access. For purposes of complying with the terms set forth in this Section 2.3, each Party shall promptly and reasonably cooperate with and make reasonably available to the other Parties and their respective representatives (including Seller Representative), on a prompt basis, all information, records, data and working papers (subject to customary access agreements), including reasonable access to its personnel that prepared the relevant statements during normal business hours, as may be reasonably requested in connection with the preparation and analysis of the Estimated Closing Statement and the Final Closing Statement and the resolution of any disagreement related thereto. Following the Closing, Buyer shall not, and shall cause the Company not to, take any action with respect to the accounting books and records on which the Final Closing Statement is, or is to be, based that would obstruct or prevent the preparation of the Final Closing Statement and the determinations set forth in this Section 2.3.

(f) Post-Closing Adjustment. Not later than the third Business Day after the date on which the Final Net Working Capital, the Final Closing Cash Balance, the Final Company Debt and the Final Selling Expenses are finally determined pursuant to Section 2.3(d), Seller Representative and Buyer shall jointly determine the amount by which the Closing Date Consideration would have been adjusted (the “Adjusted Closing Date Consideration”) pursuant to Section 2.3(d) had the Final Net Working Capital (and corresponding Final Working Capital Deficiency or Final Working Capital Overage), the Final Closing Cash Balance, the Final Company Debt and the Final Selling Expenses been substituted for the Estimated Net Working Capital (and corresponding Working Capital Overage or Working Capital Deficiency), the Estimated Closing Cash Balance, the Estimated Company Debt and the Estimated Selling Expenses as of the Closing.

(i) If the Adjusted Closing Date Consideration is greater than the Closing Date Consideration (any such increase, the “Price Increase”), then, within two (2) Business Days from the date on which the adjustment to the Closing Date Consideration is determined in accordance with this Section 2.3(f), Buyer shall pay or cause to be paid to the Paying Agent for further distribution (or if directed by Seller Representative, to the Beneficial Owners in accordance with each such Beneficial Owner’s Pro Rata Share), by wire transfer of immediately available funds, an amount in cash equal to the Price Increase. Seller Representative and Buyer shall also deliver a joint written authorization to the Escrow Agent within two (2) Business Days from the date on which the adjustment to the Closing Date Consideration is determined in accordance with this Section 2.3(f), instructing the Escrow Agent to release the entire Working Capital Escrow Fund to the Paying Agent for further distribution (or if directed by Seller Representative, directly to the Beneficial Owners in accordance with each such Beneficial Owner’s Pro Rata Share), by wire transfer of immediately available funds, to the account(s) designated in writing by Seller Representative to the Escrow Agent.

(ii) If the Adjusted Closing Date Consideration is less than the Closing Date Consideration (such decrease, the “Price Decrease”), then Seller Representative and Buyer shall deliver a joint written authorization to the Escrow Agent within two (2) Business Days from the date on which the adjustment to the Closing Date Consideration is determined in accordance with this Section 2.3(f), instructing the Escrow Agent to release (A) an amount of cash equal to the Price Decrease from the Working Capital Escrow Fund to Buyer, by wire transfer of immediately available funds, to an account designated in writing by Buyer to the Escrow Agent, and (B) the remaining amount of cash in the Working Capital Escrow Fund, if any, to the Paying Agent for further distribution (or if directed by Seller Representative, directly to the Beneficial Owners in accordance with each such Beneficial Owner’s Pro Rata Share), by wire transfer of immediately available funds, to the account(s) designated in writing by Seller Representative to the Escrow Agent. Notwithstanding any other term of this Agreement, the Working Capital Escrow Fund shall be Buyer’s sole source of recovery for any Price Decrease resulting from a Working Capital Deficiency, even if the Price Decrease is greater than the amount of the Working Capital Escrow Fund; provided, however, that in the event that the Price Decrease is greater than the amount of the Working Capital Escrow Fund, then Seller (or the Beneficial Owners in accordance with each such Beneficial Owner’s Pro Rata Share) shall pay to Buyer by wire transfer of immediately available funds, to an account designated in writing by Buyer to Seller Representative, the portion of such excess Price Decrease that is attributable to changes in the amount of Closing Cash Balance, Company Debt and Selling Expenses.

(iii) If the Adjusted Closing Date Consideration is equal to the Closing Date Consideration, then no adjustment shall be made to the consideration payable hereunder pursuant to this Section 2.3(f), and Seller Representative and Buyer shall deliver a joint written authorization to the Escrow Agent within two (2) Business Days from the date on which the adjustment to the Closing Date Consideration is determined in accordance with this Section 2.3(f), instructing the Escrow Agent to release the entire Working Capital Escrow Fund to the Paying Agent for further distribution (or if directed by Seller Representative, directly to the Beneficial Owners in accordance with each such Beneficial Owner’s Pro Rata Share), by wire transfer of immediately available funds, to the account(s) designated in writing by Seller Representative to the Escrow Agent.

2.4 Establishment of Working Capital Escrow Fund and Seller Representative Reserve Fund.

(a) On the Closing Date, Buyer shall deposit, or cause to be deposited, with the Escrow Agent, in immediately available funds, an amount equal to $2,000,000 (the “Working Capital Escrow Amount”), in accordance with the terms of this Agreement and the escrow agreement attached hereto as Exhibit C (the “Escrow Agreement”). The Working Capital Escrow Amount shall be held in an interest-bearing escrow fund account (the “Working Capital Escrow Fund”) pursuant to the terms of the Escrow Agreement as security for any Price Decrease in connection with the adjustments under Section 2.3(f), and is subject to the disbursement terms contained in this Agreement and the Escrow Agreement. All fees, costs and expenses of the Escrow Agent shall be borne 100% by Buyer.

(b) On the Closing Date, Buyer shall deposit, or cause to be deposited, with Seller Representative or its designee, in immediately available funds, an amount equal to the Seller Representative Reserve Amount. The Seller Representative Reserve Amount shall be held in the Seller Representative Reserve Fund as a fund for any expenses (including attorneys’ and tax advisors’ fees and court costs) incurred by Seller Representative in defending any claim or otherwise performing its respective obligations under this Agreement, the Escrow Agreement or the other Ancillary Agreements. The Seller and the Beneficial Owners will not receive any interest or earnings on the Seller Representative Reserve Fund and irrevocably transfer and assign to the Seller Representative any ownership right that they may otherwise have had in any such interest or earnings. The Seller Representative will hold these funds separate from its corporate funds and will not voluntarily make these funds available to its creditors in the event of bankruptcy. As soon as practicable following the completion of the Seller Representative’s responsibilities, the Seller Representative will deliver any remaining balance of the Seller Representative Reserve Fund to the Paying Agent for further distribution to the Seller or the Beneficial Owners. For tax purposes, the Seller Representative Reserve Fund will be treated as having been received and voluntarily set aside by the Seller and the Beneficial Owners at the time of Closing. For the avoidance of doubt, in no event shall Buyer be entitled to any portion of the Seller Representative Reserve Amount.

2.5 Withholding. Buyer and the Company shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement to any Person such amounts as are required by applicable Tax Law to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law; provided, that except with respect to any payments that are compensatory in nature, Buyer and the Company shall provide the applicable payee(s) and Seller with reasonable written notice prior to deducting or withholding any amounts pursuant to this Section 2.5 indicating the (a) amount to be deducted or withheld with respect to each Person from which any amount is to be deducted or withheld and (b) the relevant provisions of the Code (or other applicable Tax Law) requiring such deduction or withholding, and shall provide the applicable payee(s) and Seller with a reasonable opportunity (including a reasonable amount of time) to provide forms or other evidence that would reduce or eliminate such deduction or withholding. To the extent that amounts are so withheld, and properly remitted to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made.

2.6 Compensatory Payments. Notwithstanding anything in this Agreement to the contrary, any payments that are compensatory in nature (including, for the avoidance of doubt, the Company Bonus Payments and any applicable Selling Expenses) required to be made hereunder to a current or former employee of Company shall in the first instance be made to the Company (or its successors or assignees, as applicable), so that the Company (or its successors or assignees, as applicable) may make such payment through the appropriate payroll account or process and net of any applicable Tax withholding.

ARTICLE III

CLOSING AND DELIVERIES

3.1 Closing. The closing and consummation of the Transactions (the “Closing”) shall take place by electronic communications and transmission of .PDF documents on a date to be designated by the Parties, which shall be not more than two (2) Business Days following the satisfaction or, to the extent permissible, waiver in writing by the appropriate Party of each of the conditions set forth in Article IX (other than those conditions that by their terms or nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, written waiver by the Party or Parties entitled to the benefit of such conditions), or on such other date or at such other time and place or by any such other method as the Parties may mutually agree in writing, in each case, with original documents being exchanged contemporaneously with or promptly after the Closing, where applicable and necessary. All proceedings to be taken and all documents to be executed and delivered by the Parties at the Closing shall be deemed to have been taken and executed simultaneously and no proceedings shall be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.

3.2 Deliveries by Seller. At the Closing, Seller shall deliver or cause to be delivered to Buyer the following items:

(a) A membership interest power sufficient to transfer the Purchased Equity to Buyer;

(b) a certificate dated as of the Closing Date, duly executed by the Secretary of the Company, given by him or her on behalf of the Company and not in his or her individual capacity, certifying as to: (i) an attached copy of the resolutions of the board of directors of the Company authorizing and approving the execution, delivery and performance of, and the consummation of, the Transactions, and stating that such resolutions have not been amended, modified, revoked or rescinded; (ii) the incumbency, authority and specimen signature of each officer of the Company executing this Agreement on behalf of the Company (the “Company Secretary Certificate”); and (iii) true and complete copies of the Organizational Documents of the Company;

(c) a certificate of the Delaware Secretary of State as to the good standing of the Company in such jurisdiction as of the most recent practicable date;

(d) a certificate of an executive officer of the Company, given by him or her on behalf of the Company and not in his or her individual capacity, to the effect that the conditions set forth in Sections 9.3(a) and 9.3(b) have been satisfied (the “Company Closing Certificate”);

(e) the Escrow Agreement, duly executed by Seller Representative;

(f) evidence reasonably satisfactory to Buyer that Seller and the Company effected the Restructuring pursuant to documentation in form and substance, and on such other terms and conditions, consistent in all material respects with the Recitals of this Agreement;

(g) releases from each of the Beneficial Owners;

(h) consents from each of the Beneficial Owners with respect to the execution, delivery and performance of, and the consummation of, the Transactions;

(i) the Company and the counterparties to the agreements listed on Schedule 3.2(i) will have duly executed and delivered the agreements set forth on Schedule 3.2(i);

(j) an IRS Form W-9 completed by Seller; and

(k) the Restrictive Covenant Agreements duly executed by Loren Jensen, Matt Hawkins and Bruce Conti.

3.3 Deliveries by Buyer. At the Closing, Buyer shall deliver or cause to be delivered the following items:

(a) to the Paying Agent, by wire transfer of immediately available funds, an amount equal to the Closing Date Consideration;

(b) to the Company’s payroll provider, to the Company payroll provider’s account designated by the Company, an amount equal to the Company Bonus Payments payable to the recipients of the Company Bonus Payments as set forth in the Estimated Closing Statement, in the amounts as set forth directly across from each such recipient’s name in the Estimated Closing Statement, to be paid through the payroll systems of the Company within one (1) Business Day of the Closing Date (via a special payroll run, if necessary);

(c) to the Persons entitled thereto, by wire transfer of immediately available funds to the account designated in writing by such recipient, such recipient’s portion of the Settlement Amounts;

(d) to Seller, a certificate dated as of the Closing Date, duly executed by the secretary or equivalent officer of Buyer, given by him or her on behalf of Buyer and not in his or her individual capacity, certifying as to: (i) an attached copy of the resolutions of the board of directors (or similar governing body) of Buyer authorizing and approving the execution, delivery and performance of, and the consummation of, the Transactions, and stating that such resolutions have not been amended, modified, revoked or rescinded; (ii) the incumbency, authority and specimen signature of each officer of Buyer executing this Agreement; and (iii) true and complete attached copies of the Organizational Documents of Buyer (the “Buyer Secretary Certificate”);

(e) to Seller, a certificate of the Delaware Secretary of State as to the good standing of Buyer in such jurisdiction as of the most recent practicable date;

(f) to Seller, a certificate of an executive officer of Buyer, given by him or her on behalf of Buyer and not in his or her individual capacity, to the effect that the conditions set forth in Sections 9.2(a) and 9.2(b) have been satisfied (the “Buyer Closing Certificate”);

(g) to Seller, evidence reasonably satisfactory to the Company of the continuation of the insurance coverage required to be maintained by the Company after the Closing Date pursuant to Section 8.3(b);

(h) to Seller, the Escrow Agreement, duly executed by Buyer;

(i) to Seller, each Restrictive Covenant Agreement, duly executed by Buyer;

(j) to Seller, a duly executed binder, attaching the final form of the R&W Insurance Policy, to be effective as of the Signing Date and as of the Closing (which will be subject to the customary post-Closing conditions under the R&W Insurance Policy binder), insuring Buyer for Losses due to breaches of representations and warranties of the Company and Seller under Article IV and Article V, respectively, or in the Company Closing Certificate and unpaid Taxes of the Company attributable to Pre-Closing Tax Periods; and

(k) to Seller, evidence reasonably satisfactory to Seller that Buyer has paid to Gemini Insurance Company or the broker under the R&W Insurance Policy, in accordance with the terms of the R&W Insurance Policy and corresponding binder, the full amount required to bind the R&W Insurance Policy, along with any other costs, fees, and expenses associated with obtaining the R&W Insurance Policy.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as set forth in the Schedules referenced in this Article IV (collectively, the “Company Disclosure Schedules”), which shall qualify the representations and warranties of the Company set forth in this Article IV or (b) as provided by this Agreement (including any action permitted by Article VII below), the Company represents and warrants to and for the benefit of Buyer that the following statements are true and correct:

4.1 Organization and Standing.

(a) As of the Signing Date and prior to the Conversion, the Company is a corporation and is duly organized, validly existing, and in good standing under the laws of Texas, and has all requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted and to perform all of its obligations under this Agreement and each Ancillary Agreement to which it is bound. After giving effect to the Conversion and immediately prior to Closing, the Company will be a limited liability company, duly organized, validly existing, and in good standing under the laws of Delaware, and will have all requisite power and authority to own and operate its properties and to carry on its business as then conducted and to perform all of its obligations under this Agreement and each Ancillary Agreement to which it is bound.

(b) The Company is duly qualified to do business, and in good standing, in each jurisdiction in which the character of the properties owned or leased by it or in which the conduct of its business requires it to be so qualified, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect. The Company has made available to Buyer true, accurate and complete copies of each of its Organizational Documents in effect as of the Signing Date, and will deliver or make available true, accurate and complete copies of its Organizational Documents after giving effect to the Conversion.

4.2 Capitalization. Seller owns and is the holder of record of 100% of the issued and outstanding capital stock of the Company as of the Signing Date and prior to the Conversion (the “Pre-Conversion Company Stock”). The Pre-Conversion Company Stock is duly authorized, validly issued fully paid and non-assessable and was issued in compliance with all Laws and not in violation of any preemptive rights, and as of the Conversion and the Closing, Seller will own and be the holder of record of 100% of the Purchased Equity, which will be duly authorized, validly issued and issued in compliance with all Laws and not in violation of any preemptive rights. The Pre-Conversion Company Stock represents the only issued and outstanding capital stock of the Company as of the Signing Date, and as of the Closing, the Purchased Equity will represent the only issued and outstanding Equity Interests of the Company. Except as set forth on Schedule 4.2, there are no (a) authorized or outstanding stock, shares, rights, units, or other equity interests of any kind (including phantom interests or any profit participation rights), or any outstanding securities or other rights convertible or exchangeable into any of the foregoing; (b) options, warrants, calls, subscriptions or other rights, agreements or commitments obligating the Company to issue, transfer, acquire, repurchase or sell any of its Equity Interests; or (c) voting trusts or other agreements or understandings to which the Company is a party or by which the Company is bound with respect to the voting, transfer or other disposition of its Equity Interests.

4.3 No Subsidiaries. The Company does not own any equity securities of any Person.

4.4 Authority, Validity and Effect; No Conflict; Required Filings and Consents.

(a) The Company has all the requisite power and authority to enter into and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby, have been (or at the Closing, will be) duly and validly authorized by all necessary action on the part of the Company. This Agreement and the Ancillary Agreements to which the Company is a party have been, or will be, duly and validly executed and delivered by the Company and constitute, assuming the due authorization, execution and delivery by Buyer and the other Parties, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, except as limited by (i) applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally from time to time in effect, and (ii) the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding at Law or in equity) (the foregoing subsections (i) and (ii), collectively, the “General Enforceability Exceptions”).

(b) Except as required by the HSR Act and any other applicable Antitrust Laws or as otherwise set forth on Schedule 4.4(b), neither the execution and delivery of this Agreement and the Ancillary Agreements to which the Company is a party, nor the consummation by the Company of the transactions contemplated hereby or thereby, nor compliance by the Company with any of the provisions hereof or thereof, will (i) conflict with or result in a breach of any provisions of any Organizational Document of the Company, (ii) constitute or result in the material breach of any term, condition or provision of, or constitute a material default under, or give rise to any right of termination or cancellation with respect to any Material Contract, (iii) violate any Order or material Law applicable to the Company or any of its properties or assets in any material respect, or (iv) result in the creation or imposition of a Lien upon any property or assets of the Company (other than Permitted Liens).

(c) Other than as set forth on Schedule 4.4(c) and any Consent as may be required under the HSR Act or other Antitrust Laws, no Consent is required to be obtained or made by or on behalf of the Company for the execution and delivery of this Agreement or any Ancillary Agreement or the consummation by the Company of the Transactions, except as would not have a material impact on the Company’s ability to consummate the Transactions.

4.5 Financial Statements.

(a) Copies of the following financial statements have been delivered to Buyer or have been made available to Buyer for its review: (i) the audited financial statements of the Company as of December 28, 2022 and December 27, 2023, and the related audited statements of assets, liabilities, stockholders’ equity, revenues and expenses, changes in stockholders’ equity and cash flows for the fiscal years ended December 28, 2022 and December 27, 2023, including the related notes and schedules thereto (collectively, the “Audited Financial Statements”) and (ii) the unaudited balance sheet as of the Company as of May 22, 2024 (such date, the “Balance Sheet Date” and such balance sheet, the “Latest Balance Sheet”), and the related unaudited statements of income and stockholders’ equity for the five-month period ended May 22, 2024 (such unaudited balance sheet and financial statements, the “Interim Financial Statements” and, together with the Audited Financial Statements, collectively, the “Company Financial Statements”).

(b) The Company Financial Statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Company as of the respective dates thereof and for the periods indicated therein, in accordance with GAAP in all material respects except for (i) such departures from GAAP set forth on Schedule 4.5(b), and (ii) in the case of the Interim Financial Statements for the absence of footnote disclosure and customary year end adjustments (none of which would be, individually or in the aggregate, material to the Company taken as a whole), and present fairly in all material respects, the financial position and results of operations of the Company as of the respective dates and for the periods indicated therein. The Company Financial Statements were derived from the books and records of the Company in all material respects.

(c) Except as accrued or reserved against in the Company Financial Statements or as set forth on Schedule 4.5(c) or any other Company Disclosure Schedule, the Company does not have, as of the date hereof, any (x) liability of the nature required by GAAP to be reflected on a balance sheet of the Company or disclosed in the notes thereto or (y) to the Knowledge of the Company, other Liabilities, except in each case for Liabilities (i) incurred in the Ordinary Course of Business since the Balance Sheet Date, (ii) that are not material to the business of the Company, (iii) arising from the taking of any action expressly contemplated by this Agreement or the Ancillary Agreements, (iv) pursuant to any of the Company’s Contracts (none of which is a liability for breach thereof or default thereunder by the Company or arises from any infringement, Action, claim or lawsuit) or (v) to the extent taken into account in the calculation of the Closing Date Consideration.

4.6 Taxes. Except as set forth on Schedule 4.6:

(a) The Company has timely filed (after giving effect to any applicable extensions) all income and other material Tax Returns required to be filed by it. All such Tax Returns were true, correct and complete in all material respects. All Taxes shown to be due on a Tax Return and all other material Taxes due and owing by the Company (whether or not shown on a Tax Return) have been timely paid in full (after giving effect to any applicable extensions).

(b) The Company has withheld and paid over to the proper Taxing Authorities all amounts required to be so withheld and paid over under applicable Laws.

(c) The Company has not agreed to any extension or waiver of the statute of limitations applicable to any Tax Return (other than extensions of time to file requested in the Ordinary Course of Business) or agreed to any extension of time with respect to a Tax assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired.

(d) The Company is not a party to any Tax allocation, indemnity, sharing or similar contract or arrangement pursuant to which it would have any liability for Taxes of any other Person (other than an agreement entered into in the Ordinary Course of Business, the primary subject of which is not Taxes).

(e) There are no Liens for unpaid Taxes on the assets of the Company, except for Permitted Liens.

(f) There is no Action currently pending or, to the Company’s Knowledge, threatened with respect to the Company in respect of any Tax. No deficiency for any Taxes has been asserted or assessed by a Taxing Authority in writing against the Company that has not been satisfied by payment, settled, or withdrawn.

(g) The Company has never been a member of a consolidated, combined or unitary group for Tax purposes, and has no liability for Taxes of any Person as a transferee or successor, by contract, Law or otherwise.

(h) Neither Buyer (or any of its Affiliates) nor the Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of (A) any prepaid amount received or deferred revenue accrued by the Company on or prior to the Closing Date, (B) any change in the Company’s method of accounting for a taxable period ending on or prior to the Closing Date, (C) any use of an improper method of accounting or the cash method of accounting by the Company for a taxable period ending on or prior to the Closing Date, (D) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed by the Company on or prior to the Closing Date, or (E) any installment sale or open transaction disposition made by the Company on or prior to the Closing Date.

(i) The Company is not, and has never been, a party to any “listed transaction” as defined in Section 6707A(c)(2) of the Code and United States Treasury Regulation Section 1.6011-4(b)(2).

(j) At all times since April 1, 1992 and prior to the date of the Contribution, the Company was a validly electing S corporation for federal and applicable state income Tax purposes. At all times from the effective date of the QSub Election through the effective date of the Conversion, the Company will be properly treated as a “qualified subchapter S subsidiary” of Seller within the meaning of Section 1361(b) of the Code. From the date of the Conversion until the date of the Closing, the Company will be properly treated as an entity disregarded from Seller for U.S. federal income tax purposes. As a result of the Restructuring, Seller will be properly treated as an S corporation pursuant to Code Section 1362(a) at all times (i) since its formation, in the event the Seller S Corporation Election is made, or (ii) from and after the date of the Contribution, if no Seller S Corporation Election is made.

(k) The Company has properly collected and remitted material sales, use, value-added and similar Taxes with respect to sales made to its customers or has properly received and retained any appropriate tax exemption certificates and other documentation for all sales made without charging or remitting sales, use, value-added or similar Taxes that qualify such sales as exempt from sales and similar Taxes.

(l) The Company has (i) not deferred the payment of any “applicable employment taxes” under Section 2302 of the CARES Act, which such “applicable employment taxes” remain outstanding, and (ii) not filed for or received any Tax credits under Sections 7001 through 7005 of the Families First Coronavirus Response Act and Section 2301 of the CARES Act.

4.7 Title to Personal Property. Except as set forth on Schedule 4.7, the Company has (in the case of owned personal property) good title to, or (in the case of leased personal property) a valid leasehold interest in all of the material tangible assets reflected in the Interim Financial Statements or thereafter acquired by the Company, free and clear of all Liens except for Permitted Liens, excluding assets sold or disposed of by the Company in the Ordinary Course of Business since the Balance Sheet Date. All such material tangible assets are in reasonable operating condition and repair for the conduct of the business of the Company as it is currently conducted, subject to normal wear and tear and obsolescence in the ordinary course.

4.8 Real Property.

(a) Schedule 4.8 sets forth a complete list of all real property and interests in real property, including improvements thereon and easements appurtenant thereto owned in fee by Company (individually, an “Owned Property” and collectively, the “Owned Properties”). Except as set forth on Schedule 4.8, the Company does not lease or sublease any real property. The Company has good and marketable fee title to all Owned Property free and clear of all Liens of any nature whatsoever, except Permitted Liens, and there are no covenants, deed restrictions, easements, leases, sub-leases, rights of occupancy or other Liens that encumber the Owned Properties which would reasonably be expected to materially and adversely affect the use and occupancy of any Owned Property as it is presently used and occupied by the Company. The Owned Properties constitute all interests in real property currently used, occupied or currently held for use in connection with the business of the Company as currently conducted and which are necessary for the continued operation of the business of the Company as currently conducted. The Company has delivered to Buyer true, correct and complete copies of all deeds, title reports, and surveys for the Owned Properties in the possession of the Company. Except as set forth on Schedule 4.8, the Owned Properties are not subject to and the Company is not obligated under any leases, rights of first refusal, options to purchase, rights of occupancy or other contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein, and no Person except the Company and its employees and agents occupy the Owned Property.

(b) Seller and the Company have all certificates of occupancy and Permits of any Governmental Authority necessary for the current use and operation of each Owned Property, and the Company has complied with all material conditions of the Permits applicable to them in all material respects.

(c) All utilities (including water, sewer, gas, electricity, trash removal, and telephone service) are available to and connected with each of the Owned Properties in sufficient quantities to adequately serve the same.

(d) Neither the Company nor Seller has received any written notice of, or to the Company’s Knowledge, no condemnation proceeding is pending or, to the Company’s Knowledge, threatened which would reasonably be expected to materially and adversely affect the use or occupancy of the Owned Property as currently used or occupied by the Company.

(e) Each Owned Property is (i) in material compliance with all applicable legal requirements, covenants, conditions, and restrictions affecting the applicable portion of the Owned Property, and (ii) benefited by all easements and rights necessary to conduct business thereon as presently conducted, including easements for utilities, services, roadway and other means of ingress and egress.

4.9 Compliance with Laws. (a) The Company is, and for the past three (3) years has been, in material compliance with all Laws applicable to the operation of the business of the Company as currently conducted; (b) the Company has not received any written notification or communication from any Governmental Authority within the past three (3) years asserting that the Company is not in compliance with any Law; and (c) no investigation or review is pending or threatened by any Governmental Authority with respect to any alleged violation by the Company of any Law, except where such violation would not reasonably be expected to be material to the business of the Company taken as a whole.

4.10 Permits. The Company holds and is in compliance, and for the past three (3) years has held and been in compliance, in all material respects, with all Permits which are required for the operation of the business of the Company as presently conducted. During the past three (3) years, the Company has not received written (or to the Company’s Knowledge, other) notice of any proceedings pending or, to the Knowledge of the Company, threatened, relating to the suspension, revocation or modification of any Permit which is required for the operation of the business of the Company as presently conducted.

4.11 Employee Benefit Plans.

(a) Schedule 4.11(a) sets forth a complete list of (i) as of the Signing Date, all (A) “employee benefit plans,” as defined in Section 3(3) of ERISA currently in effect, (B) specified fringe benefit plans as defined in Section 6039D of the Code, and (C) severance pay, salary continuation, supplemental unemployment, layoff, bonus, incentive, compensation, stock option, stock appreciation right, stock bonus, stock purchase, employee stock ownership, retirement, pension, profit sharing, deferred compensation, health, life insurance, dental, disability, accident, group insurance, vacation, holiday, paid sick leave, or other benefit plans, contracts, programs, policies or other material arrangements, which currently are sponsored, established, maintained, contributed to or required to be contributed by the Company or for which the Company has any liability, and (ii) all “multiemployer plans,” as that term is defined in Section 4001 of ERISA and all “employee benefit plans” (as defined in Section 3(3) of ERISA) that are subject to Title IV of ERISA or Section 412 of the Code which the Company has maintained, contributed to or been required to contribute to at any time during the six-year period ending on the Signing Date or with respect to which the Company has any liability, contingent or otherwise, including by or through an ERISA Affiliate (all of the above being hereinafter individually or collectively referred to as an “Employee Plan” or the “Employee Plans,” respectively).

(b) True and correct copies of the following materials have been delivered or made available to Buyer, to the extent applicable: (i) all current plan documents, as well as any amendments thereto, for each Employee Plan or, in the case of an unwritten Employee Plan, a written description of its material terms; (ii) all current determination letters, opinion letters or advisory letters from the Internal Revenue Service (the “IRS”) with respect to any of the Employee Plans described in subsection (d) below; (iii) all current summary plan descriptions, summaries of material modifications, annual reports, summary of benefits and coverage, summary annual reports, COBRA communications, employee handbooks, and any other material written communications or notices with respect to any of the Employee Plans; (iv) copies of any current trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements; (v) nondiscrimination, coverage, and any other required annual testing for the three most recent plan years; and (vi) copies of all material non-routine notices, letters or other correspondence from the IRS, Department of Labor, Department of Health and Human Services, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Employee Plan within the three most recent plan years.

(c) Each Employee Plan has been maintained, operated, and administered in material compliance with its terms, any related documents or agreements and all applicable Laws.

(d) Each Employee Plan intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified (or, if such Employee Plan is a master, prototype or volume submitter plan, may rely on a favorable opinion or advisory letter issued by the IRS), and each trust created thereunder is exempt from Tax under the provisions of Section 501(a) of the Code.

(e) The Company has not engaged in or knowingly permitted to occur and, to the Company’s Knowledge, no other party has engaged in or permitted to occur, any transaction prohibited by Section 406 of ERISA or any “prohibited transaction” under Code Section 4975(c) with respect to any Employee Plan, except for any transactions which are exempt under Section 408 of ERISA or Section 4975 of the Code, that could reasonably be expected to result in any material liability or excise Tax under ERISA or the Code being imposed on the Company.

(f) Neither the Company nor any ERISA Affiliate has at any time during the six-year period ending on the Signing Date contributed to or had any obligation to contribute to or had any liability, with respect to any (i) multiemployer plan within the meaning of Section 3(37) of ERISA, (ii) “multiple employer plan” within the meaning of Section 413(c) of the Code, or (iii) “employee benefit plan” subject to Title IV of ERISA or Section 412 of the Code; no Employee Plan is a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, and no Employee Plan is or has been funded by, associated with or related to, (x) a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code, or (y) a “qualified asset account” within the meaning of Section 419A of the Code.

(g) Each contract, arrangement or plan of the Company that is a “nonqualified deferred compensation plan” (as defined for purposes of Code Section 409A(d)(1)) is in documentary and operational compliance with Code Section 409A and the applicable guidance issued thereunder in all respects. The Company does not have any indemnity or gross-up obligation for any Taxes imposed under Section 4999 or 409A of the Code.

(h) The Company and each of its ERISA Affiliates has complied and is in compliance in all material respects with the requirements of COBRA as well as the Patient Protection and Affordable Care Act, Pub. L. No. 111-148, including the Health Care and Education Reconciliation Act of 2010, Pub. L. 111-152, as amended and including any guidance issued thereunder (“ACA”). No event has occurred, and, to the Company’s Knowledge, no condition or circumstances exist, that would reasonably be expected to subject the Company, any ERISA Affiliate, or any Employee Plan, to any Tax, penalty, or other liability under the ACA (including with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable) or under Section 4980B, 4980D or 4980H of the Code, or that would reasonably be expected to subject Buyer to any material Tax, penalties, or other liability that may arise under ACA with respect to any Employee Plan.

(i) There are no pending or, to the Company’s Knowledge, threatened (i) assessments, complaints, proceedings or investigations of any kind in any court of any Governmental Authority or (ii) claims (other than routine claims for benefits), in either case, with respect to any Employee Plan.

(j) No Employee Plan provides benefits, including death or medical benefits, beyond termination of service or retirement other than (i) coverage mandated by Law, (ii) death or retirement benefits under any Employee Plan that is intended to be qualified under Section 401(a) of the Code or (iii) deferred compensation benefits reflected on the books of the Company.

(k) Except for the Company Bonus Payments or as set forth on Schedule 4.11(k), neither the execution of this Agreement nor the consummation of the Transactions will, either alone or upon the occurrence of any additional events, (i) result in the payment, vesting, or acceleration of any benefit, (ii) entitle any Person to change in control, retention, severance or other similar payments, or (iii) trigger any funding obligation under any Employee Plan.

4.12 Material Contracts.

(a) Set forth on Schedule 4.12(a) is a list, as of the Signing Date, of the following Contracts to which the Company is a party (except for purchase orders for aggregate purchases or sales of less than $500,000 or statements of work entered into in the Ordinary Course of Business) as of the Agreement Date and under which the Company has any continuing rights, obligations or liabilities as of the Agreement Date (the “Material Contracts”):

(i) each Contract that requires aggregate payments by or to the Company in excess of $500,000 after the date hereof;

(ii) each Contract, other than a teaming agreement, relating to any joint venture or sharing of profits;

(iii) each Contract that materially limits the right of the Company to engage in or compete with any Person in any business or otherwise operate freely in any geographical area;

(iv) each IP Agreement;

(v) each Contract that entitles a customer to a certain quantity of product (that cannot be terminated for convenience without payment of penalty) or contains minimum purchase requirements, “take-or-pay” provisions, exclusivity, or “most favored nation” provisions;

(vi) each Contract relating to the acquisition since January 1, 2020 (by merger, purchase of stock or assets or otherwise) by the Company of any operating business or material assets or equity interests of any other Person, which contains any material ongoing obligations or liabilities;

(vii) each Contract relating to the incurrence, assumption or guarantee of any borrowed money or imposing a Lien (other than Permitted Liens) on any of the assets or properties of the Company (excluding, for the avoidance of doubt, in respect of any customs, licensing, bid, surety or performance bonds, or any similar instruments);

(viii) each Contract for the employment or engagement of any officer, director, employee, contractor or individual service provider of the Company with an annual base salary or compensation in excess of $150,000, other than (A) offer letters or Contracts that provide for at-will employment or that are terminable without penalty or any further payment upon less than sixty (60) days’ notice, or (B) confidentiality or similar agreements entered into in the Ordinary Course of Business;

(ix) each Contract, except for any Employee Plan, providing for severance or other termination or change of control payments or benefits, to any officer, director or other employee or individual service provider of the Company;

(x) each Contract containing a right of first refusal or other right to acquire any material assets of the Company;

(xi) each Company Government Contract that requires aggregate annual payments by or to the Company in excess of $250,000;

(xii) each Contract with any Significant Supplier;

(xiii) each Contract with any Significant Customer;

(xiv) any settlement, conciliation or similar agreement with any Governmental Authority or other Person,

(xv) any settlement, conciliation or similar agreement with any other Person that will have any material outstanding obligations after the Signing Date; and

(xvi) each collective bargaining agreement or other Contract with any labor organization, union, works council or similar organization.

(b) True and complete copies of each Material Contract have been made available to the Buyer. Each Material Contract is in full force and effect in all material respects as of the date hereof and constitutes a legal, valid and binding obligation of the Company, and, to the Company’s Knowledge, of the other parties thereto, subject to the General Enforceability Exceptions. There is no material default or breach (or event that with or without notice or lapse of time or both would constitute a default or breach) by the Company or, to the Company’s Knowledge, any third party under any Material Contract.

4.13 Legal Proceedings. There are no, and in the past three (3) years there have not been any, Actions pending, or, to the Company’s Knowledge, threatened against the Company which, if adversely determined, would (i) reasonably be expected to be material to the business or financial condition of the Company or (ii) prevent the consummation of, the Transaction. The Company is not subject to any outstanding Order that has had or would reasonably be expected to be material to the Company taken as a whole.

4.14 Intellectual Property.

(a) Schedule 4.14(a)(i) lists all registered patents, trademarks, copyrights, software programs, and domain names (and applications for the foregoing) in the Company-Owned IP. Except as set forth on Schedule 4.14(a)(ii), (a) the Company exclusively owns the Company-Owned IP, (b) the Company has the valid right or license to use all other Company IP, and (c) the Company-Owned IP is not subject to any Lien, except for Permitted Liens. The consummation of the Transactions will not result in the loss or impairment of the Company’s rights in or to any Company IP, and the Company shall continue to own or have valid rights or licenses to use the Company IP to the same extent and, as applicable, on the same terms as used in the business of the Company immediately prior to the Closing.

(b) Schedule 4.14(b) lists all: (i) inbound licenses of Intellectual Property used in the business of the Company as currently conducted, excluding licenses to off-the-shelf software available on commercially standard terms that involves consideration of less than $100,000 per annum, (ii) outbound licenses of Company-Owned IP, excluding non-exclusive copyright licenses granted to customers and end-users in the Ordinary Course of Business pursuant to the sale of goods or Company’s standard terms, which for the avoidance of doubt, includes any licenses granted in connected with Company Government Contracts, and (iii) Contracts that limit, restrict, or materially impair the ability to use or enforce any Company-Owned IP, including any agreements entered into in connection with any settlement, co-existence or non-compete arrangement ((i) through (iii) collectively, the “IP Agreements”).

(c) (i) There is no Action pending against the Company, and (ii) in the past three (3) years, the Company has not received any written notice of any claim, in each case of (i) and (ii) above, that alleges that any aspect of the business of the Company as currently conducted infringes, misappropriates, or otherwise violates any third party’s right in or to such third party’s own Intellectual Property. The operation of the business of the Company, including the use of any Company-Owned IP, does not infringe, misappropriate, or otherwise violate, and in the past six (6) years has not infringed, misappropriated, or otherwise violated, the Intellectual Property of any Person. To the Company’s Knowledge, no Person is infringing, misappropriating or otherwise violating any of the Company’s rights in the Company-Owned IP.

(d) The Company has used commercially reasonable measures to maintain the secrecy, confidentiality, and value of all Company Information in the possession of or under the control of the Company. The Company has required all employees, directors, officers, consultants, contractors, agents and other Persons with access to such Company Information to execute written agreements requiring them to maintain the confidentiality of such information and use such information only for the benefit of the Company. To the Company’s Knowledge, no employee, director, officer, consultant, contractor, or agent of the Company, or any other Person with access to such Company Information, has disclosed or has been allowed to disclose any such Company Information to any third Person. All current and former employees, consultants, and contractors of the Company who contributed to the development of any Company-Owned IP, either (i) have assigned by operation of law, or (ii) have executed valid and binding written agreements, either of which irrevocably assign the Company all of such Person’s respective rights, including all rights in or to Intellectual Property, relating to such Company-Owned IP.

(e) The Company possesses complete copies of all source code for the current versions of the software included in the Company-Owned IP (such software, the “Company Software”), along with other documentation and materials necessary or useful to compile, modify, maintain and operate the Company Software. The Company has not disclosed, delivered, licensed or otherwise made available, and does not currently have and will not have as a result of the Closing, any duty or obligation (whether present, contingent or otherwise) to disclose, deliver, license or otherwise make available, the source code for any Company Software to any other Person (including any escrow agent). The Company Software operates substantially in accordance with any applicable documentation. The Company has not used software licensed under an open source or similar license in a manner that would require the Company to make any source code for the Company Software available to any Person or otherwise license such source code for the Company Software on a royalty-free basis, disclose any source code of such Company Software to any Person, or prevent the Company from patenting any invention contained therein. In the past three (3) years, there has not been any material data breach or other instance of unauthorized access to or use of the Company’s computer and other information technology systems, Personally Identifiable Information, or other Company Information.

4.15 Insurance. All policies of insurance in effect as of the Signing Date held by or applicable to the Company (the “Company Policies”) have been made available to Buyer. All Company Policies are in full force and effect in all material respects and are valid and enforceable in accordance with their terms (assuming performance thereof by the applicable parties thereto and subject to the General Enforceability Exceptions). Excluding insurance policies that have expired and been replaced in the Ordinary Course of Business, no insurance policy held by the Company has been cancelled by the insurer during the past three (3) years and, to the Company’s Knowledge, no written, or to the Company’s Knowledge, oral threat has been made by an insurer to refuse, limit coverage or cancel any insurance policy held by the Company during such period. The Company has not made any claim under any Company Policy during the past three (3) years with respect to which an insurer has, in a written notice to the Company, questioned, denied or disputed or otherwise reserved its rights with respect to coverage (other than ordinary course claims processing and resolutions procedures by such insurer).

4.16 Labor Matters.

(a) Schedule 4.16(a) contains a complete and accurate list of the employees and individual independent contractors of the Company and shows for each such employee as of the Signing Date: his or her name, position, date of hire, status as active or inactive, , status as full-time or part-time, base salary or hourly wage (as applicable), whether exempt or non-exempt under the Fair Labor Standards Act (if applicable), and for independent contractors, a general description of the services each is retained to provide. All employees of the Company are, and for the past three (3) years have been, properly classified as exempt or nonexempt under the FLSA and all independent contractors are properly classified as contractors and not employees. Neither the Company nor any of its Affiliates in the past three (3) years has entered into any direct or indirect relationship with any Person, including through a distributor, that would be deemed by Law or Contract to be an employment relationship in any jurisdiction outside the United States. The Company has not had, and does not currently, have any employees in any jurisdiction outside of the United States. All employees of the Company perform services at the Owned Real Property and are employed by the Company.

(b) The Company is not a party to or subject to any collective bargaining agreements, and (a) no labor union or other collective bargaining unit represents or claims to represent any of the Company’s employees, (b) there is no union campaign being conducted to solicit cards from employees to authorize a union to request a National Labor Relations Board certifications election with respect to the employees of the Company; (c) there is no unfair labor practice charge pending in writing against the Company, which, if adversely determined, would reasonably be expected to be material to the business or financial condition of the Company; (d) the business of the Company is, and for the past three (3) years has been, operated in material compliance with all applicable employment-related Laws and Orders of all Governmental Authorities, except for noncompliance that individually or in the aggregate would not be material to the Company. In the past three (3) years, to the Company’s Knowledge, there has been no allegation of sexual harassment or employment discrimination in violation of any Law by any current or former employee of, or any current or former independent contractor or consultant to, the Company or by any applicant for employment with the Company.

4.17 Conduct of Business in Ordinary Course. Except for the Transactions, and except as set forth on Schedule 4.17, since the Balance Sheet Date through the Signing Date, (a) the Company has conducted its business and operations in all material respects in the Ordinary Course of Business, (b) there has not been any event, change, effect, development, occurrence or circumstance that has had a Material Adverse Effect, and (c) without limiting the generality of the foregoing, the Company has not taken or authorized any action (or agreed to take any action) which, if taken or authorized on or after the date hereof, would require the consent of Buyer pursuant to Section 7.1 (except for actions taken for which Buyer’s consent has been obtained). Buyer acknowledges that the announcement by the Company of its intention to sell its business (as well as the execution of this Agreement, the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby) might affect one or more of the Company’s customer relationships, and that such effects do not and will not constitute a breach of this Section 4.17.

4.18 Customers and Suppliers; Product Warranty.

(a) Schedule 4.18(a) contains a complete list of the Significant Customers, including the total dollar value of sales by the Company to each such customer during the twelve (12)-month periods ending on each of December 31, 2022 and December 31, 2023.

(b) Schedule 4.18(b) contains a complete list of the Significant Suppliers, including the total revenue by the Company from each such supplier during the twelve (12)-month periods ending on each of December 31, 2022 and December 31, 2023. No supplier or vendor of the Company is the sole source of any material product or service to the Company.

(c) Except as set forth on Schedule 4.18(c)(i), in the previous twelve (12) months, the Company has not received any written or, to the Company’s knowledge, oral notice that any Significant Customer or Significant Supplier plans to materially decrease, materially and adversely modify, terminate or fail to renew its relationship with the Company; provided, that, the fact that any Contract with any Significant Customer or Significant Supplier is scheduled to expire shall not, in and of itself, constitute notice of any of the foregoing matters. In the three (3) years, no Person has notified the Company in writing (or, to the Company’s Knowledge, otherwise) of any quality or safety-related issues that would reasonably be expected to result in material liability to the Company taken as a whole. There are, and in the past three (3) years have been, no Actions pending or, to the Company’s Knowledge, threatened against the Company alleging breach of any express written warranty relating to any products sold or delivered by the Company. Schedule 4.18(c)(ii) contains an accurate listing (in all material respects) of the aggregate total number of qualifying warranty claims made against the Company in each of 2020, 2021, 2022 and 2023.

4.19 Environmental Matters. Except as set forth on Schedule 4.19:

(a) No Environmental Claim is pending (nor, to the Company’s Knowledge, is threatened in writing) against the Company.

(b) The Company is in material compliance with Environmental Laws applicable to the Company or the conduct of its business. The Company has not received within the past five (5) years any Environmental Notice or Environmental Claim or written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of material ongoing obligations or requirements.

(c) The Company holds all Permits that are required under applicable Environmental Law for the operation of the business of the Company as currently conducted. The Company is not in violation of any material respect of any such Permit. There is no Action pending (nor, to the Company’s Knowledge, is threatened in writing) to revoke, cancel, or adversely modify any such Permit.

(d) To the Company’s Knowledge, there has been no release of Hazardous Materials that requires cleanup or remediation pursuant to any Environmental Law or Order or Contract with any Person at the Owned Properties.

(e) No Owned Property is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and, the Company has not received any Environmental Notice regarding potential liabilities with respect to any off-site treatment, storage or disposal facilities or any other locations used by the Company for disposition of Hazardous Materials. The Company has not assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to, any liabilities of any other Person arising under any Environmental Laws. The Company has made available to Buyer all environmental reports, assessments, studies, audits, records, sampling data, Environmental Permits and other similar documents with respect to the business or assets of the Company or the Owned Property which are in the possession or control of the Company.

4.20 Accounts Receivable; Inventory.

(a) The accounts receivable of the Company as of July 16, 2024 are set forth on Schedule 4.20(a), and except to the extent of the allowance for doubtful accounts reflected on the Company Financial Statements, represent valid obligations arising from arm’s length sales actually made or services actually performed in the Ordinary Course of Business are not subject to claims of set-off or other defenses or counterclaims other than in the Ordinary Course of Business and accounts receivable are bona-fide and are on arm’s length terms. There are no material disputes with respect to any of the accounts receivable reflected on the Interim Financial Statements that have not been reserved for on the Interim Financial Statements.

(b) The inventory of the Company is of a quality and quantity useable and saleable in the Ordinary Course of Business and suitable for continued use in the business of the Company as conducted as of the Signing Date, subject to reasonable allowances, if any, reflected on the Company Financial Statements for slow-moving, obsolete, damaged, defective and lower of cost or market items. All inventory is properly stated at its net realizable value, is owned exclusively by the Company free and clear of any Liens (other than Permitted Liens), has not been pledged as collateral and is not held by the Company on consignment.

4.21 Related Party Transactions. Except as set forth on Schedule 4.21, Seller nor any of its Affiliates, nor any officer, director, manager or shareholder of the Company, or to Seller’s actual knowledge, any member of his or her Immediate Family (each a “Related Person”) (a) owes any amount to the Company, (b) is party to any Contract with or is involved in any material business arrangement with the Company (save for an employment, ownership or management relationship with the Company), or (c) has any claim or cause of action against the Company. Except as set forth on Schedule 4.21, the Company does not owe any amount to, and the Company has not committed to make any loan or extend or guarantee credit to, or for the benefit of, or have any indebtedness to, any Related Person, except in respect of remuneration earned or expenses incurred in the Ordinary Course of Business (including in connection with an employment, ownership management relationship and obligations of the Company to its employees, officers, managers and members).

4.22 Government Contracts.

(a) In the past three (3) years, neither the Company nor any of its principals (as defined by FAR 52.209-5 or other applicable Laws) have been debarred, suspended, proposed for debarment, deemed non-responsible, or otherwise excluded from participation in the award or performance of any Government Contract or for any reason listed as an excluded party on the System for Award Management. In the past three (3) years, the Company has not conducted or initiated any material internal investigation, or made a disclosure, under FAR subpart 3.1003 or FAR 52.203-13, to any Governmental Authority, prime contractor, or higher-tier subcontractor. The Company has not received a past performance evaluation (or equivalent) that would be reasonably expected to have a materially adverse effect on the ability of the Company to compete for a Government Contract.

(b) The Company possesses all material OEM, prime contractor, higher-tier subcontractor and reseller certifications, as well as security and facility clearances for the execution of its obligations under any Company Government Contract to which the Company is currently a party or for which it has submitted a Government Bid.

(c) None of the Government Contracts or Government Bids are expressly contingent upon the Company having or maintaining a status under any government socio-economic program (including, a small business, a small disadvantaged business, a woman-owned small business, a veteran-owned small business, a service disabled veteran owned small business, or a Small Business Administration Section 8(a) program participant), and no customer has indicated in writing (or to the Knowledge of the Company, orally) to the Company an intention to cease purchasing products or services from the Company, or to materially decrease the amount of such purchases, if the Company loses any such status. The Company has, for the past six (6) years, been in compliance in all material respects with all Laws regarding business classifications that confer or potentially confer preferential status in connection with the award of Government Contracts.

4.23 Certain Payments; International Trade Compliance. For the past ten (10) years and, in each case as would not, individually or in the aggregate, be reasonably likely to result in a Material Adverse Effect:

(a) Neither the Company nor, to the Company’s Knowledge, any director, officer, employee, or independent contractor acting, directly or indirectly, on behalf of the Company has: (A) used, offered, promised or authorized the use of any funds or anything of value for contributions, gifts or entertainment in violation in any material respect of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any other similar applicable Laws related to anti-bribery or anti-corruption (“Anti-Corruption Laws”) or (B) made any payment to any foreign or domestic government official, candidate or employee or to any foreign or domestic political party or campaign in violation in any material respect of any Anti-Corruption Laws or made any other unlawful payment that is otherwise in violation in any material respect of Anti-Corruption Laws.

(b) (i) the Company is, and has been, in compliance with the Trade Compliance Laws that are applicable to the Company, (ii) the Company has not made voluntary disclosures to any Governmental Authority under the Trade Compliance Laws that are applicable to the Company, and (iii) there have been no actual or, to the Company’s Knowledge, threatened Actions by any Governmental Authority regarding compliance by the Company with such applicable Trade Compliance Laws, and no Governmental Authority has assessed any fine or penalty against, or issued any warning letter to, the Company with regard to compliance with such applicable Trade Compliance Laws. The Company has not engaged in any transaction or other dealing with any entity or person that is or has been: (A) a Sanctioned Person, or (B) located in, organized in or a resident of any Sanctioned Country.

4.24 No Brokers. Except as set forth on Schedule 4.24, no broker, finder or similar agent has been employed by or on behalf of the Company, and no Person is entitled to any brokerage commission, finder’s fee or any similar compensation, in connection with this Agreement or the Transactions.

4.25 No Additional Representations. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE IV OR ARTICLE V (IN EACH CASE AS MODIFIED BY THE APPLICABLE SECTION OF THE SCHEDULES), NONE OF THE COMPANY, SELLER OR ANY OTHER PERSON (INCLUDING THE BENEFICIAL OWNERS) MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION, WARRANTY, STATEMENT OR DISCLOSURE WITH RESPECT TO THE COMPANY, SELLER OR THEIR RESPECTIVE AFFILIATES OR THE TRANSACTIONS OR WITH RESPECT TO ANY OTHER INFORMATION PROVIDED TO BUYER, ITS AFFILIATES AND ITS REPRESENTATIVES. THE COMPANY AND SELLER (ON BEHALF OF THEMSELVES AND THEIR AFFILIATES AND REPRESENTATIVES) EXPRESSLY DISCLAIM ANY, AND MAKE NO, AND SHALL NOT BE DEEMED TO HAVE MADE ANY, OTHER REPRESENTATIONS, WARRANTIES, STATEMENTS OR DISCLOSURES OF ANY KIND, WHETHER EXPRESS OR IMPLIED, OR WHETHER MADE BY THE COMPANY, SELLER, THE BENEFICIAL OWNERS, OR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, MANAGERS, EMPLOYEES, AGENTS OR OTHER REPRESENTATIVES. NONE OF THE COMPANY NOR SELLER OR ANY OTHER PERSON (INCLUDING THE BENEFICIAL OWNERS) WILL HAVE OR BE SUBJECT TO ANY LIABILITY TO BUYER OR ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO BUYER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES, OR BUYER’S OR ANY OF ITS AFFILIATES’ OR REPRESENTATIVES’ USE OF, ANY SUCH INFORMATION, INCLUDING ANY INFORMATION, DOCUMENTS, PROJECTIONS, FORECASTS OR OTHER MATERIAL MADE AVAILABLE TO BUYER OR ITS REPRESENTATIVES IN ANY “DATA ROOMS,” “VIRTUAL DATA ROOMS,” CONFIDENTIAL INFORMATION MEMORANDA, MANAGEMENT PRESENTATIONS OR IN ANY OTHER FORM IN EXPECTATION OF, OR IN CONNECTION WITH, THE TRANSACTIONS, OR IN RESPECT OF ANY OTHER MATTER OR THING WHATSOEVER. EXCEPT AS SET FORTH IN THIS AGREEMENT, NONE OF THE COMPANY NOR SELLER OR ANY OTHER PERSON (INCLUDING THE BENEFICIAL OWNERS) MAKES OR PROVIDES ANY WARRANTY, REPRESENTATION, STATEMENT OR DISCLOSURE OF ANY KIND, WHETHER EXPRESS OR IMPLIED, AS TO THE QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO SAMPLES, OR CONDITION OF THE COMPANY’S ASSETS, PROPERTIES OR ANY PART THEREOF. SUBJECT TO THE TERMS AND CONDITIONS OF THIS AGREEMENT, BUYER SHALL ACQUIRE THE PURCHASED EQUITY DIRECTLY AND, THEREBY, THE BUSINESS AND ASSETS OF THE COMPANY INDIRECTLY, IN EACH CASE IN AN “AS IS” CONDITION AND ON A “WHERE IS” BASIS, EXCEPT AS OTHERWISE EXPRESSLY REPRESENTED AND WARRANTED IN THIS ARTICLE IV OR ARTICLE V, AS MODIFIED BY THE APPLICABLE SECTIONS OF THE SCHEDULES.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER

Except (a) as set forth in the Schedules referenced in this Article V (collectively, the “Seller Disclosure Schedules”), which shall qualify the representations and warranties of Seller set forth in this Article V or (b) as provided by this Agreement, Seller represents and warrants to and for the benefit of Buyer that the following statements are true and correct:

5.1 Organization and Standing. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

5.2 Authority; Enforceability; Title.

(a) Seller has all the requisite power and authority to enter into and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements to which Seller is a party have been, or will be, duly and validly executed and delivered by Seller and constitute, assuming the due authorization, execution and delivery by Buyer and the other parties thereto, the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with their respective terms, except as limited by the General Enforceability Exceptions.

(b) Seller (i) is the record and beneficial owner of 100% of the Pre-Conversion Company Stock as of the Signing Date, and as of the Closing Date, will be the record and beneficial owner of 100% of the Purchased Equity, and has no other equity interest in the Company, (ii) has good and valid title to the Pre-Conversion Company Stock as of the Signing Date, and as of the Closing Date, will have good and valid title to the Purchased Equity, in each case, free and clear of all Liens (other than Liens arising from Securities Laws), (iii) has full power, right and authority, and any approval required by Law, to make and enter into this Agreement, and (iv) as of the Closing, will have full power, right and authority, and any approval required by Law to sell, assign, transfer and deliver the Purchased Equity to Buyer free and clear of all Liens (other than Liens arising from Securities Laws).

5.3 Consents. No Consent is required to be obtained by Seller for the execution and delivery of this Agreement and each Ancillary Agreement to which Seller is a party, or for the consummation by Seller of the Transactions, except as would not have a material impact on Seller’s ability to consummate the Transactions.

5.4 No Brokers. No broker, finder or similar agent has been employed by or on behalf of Seller, and no Person with which Seller has had any dealings or communications of any kind is entitled to any brokerage commission, finder’s fee or any similar compensation, in connection with this Agreement or the Transactions.

5.5 Legal Proceedings. There are no Actions pending or, to Seller’s actual knowledge, threatened against Seller that would adversely affect Seller’s performance under this Agreement and under any Ancillary Agreements to which Seller is a party, or the consummation of the transactions contemplated hereby or thereby. Seller is not in default under or in breach of any Order, except where such default or breach would not reasonably be expected to (i) materially impact Seller’s ability to perform its obligations under this Agreement or any Ancillary Agreement to which Seller is a party or (ii) otherwise prevent, hinder or delay the consummation of the Transactions.

5.6 No Additional Representations. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE IV, ARTICLE V OR THE COMPANY CLOSING CERTIFICATE (IN EACH CASE AS MODIFIED BY THE APPLICABLE SECTION OF THE SCHEDULES), NONE OF THE COMPANY, SELLER OR ANY OTHER PERSON (INCLUDING THE BENEFICIAL OWNERS) MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION, WARRANTY, STATEMENT OR DISCLOSURE WITH RESPECT TO THE COMPANY, SELLER OR THEIR RESPECTIVE AFFILIATES OR THE TRANSACTIONS OR WITH RESPECT TO ANY OTHER INFORMATION PROVIDED TO BUYER, ITS AFFILIATES AND ITS REPRESENTATIVES. THE COMPANY AND SELLER EXPRESSLY DISCLAIM ANY, AND MAKE NO, AND SHALL NOT BE DEEMED TO HAVE MADE ANY, OTHER REPRESENTATIONS, WARRANTIES, STATEMENTS OR DISCLOSURES OF ANY KIND, WHETHER EXPRESS OR IMPLIED, OR WHETHER MADE BY THE COMPANY, SELLER OR ANY OF THEIR RESPECTIVE AFFILIATES,

EQUITYHOLDERS (INCLUDING THE BENEFICIAL OWNERS), OFFICERS, DIRECTORS, MANAGERS, EMPLOYEES, AGENTS OR OTHER REPRESENTATIVES. NONE OF THE COMPANY, SELLER OR ANY OTHER PERSON (INCLUDING THE BENEFIICAL OWNERS) WILL HAVE OR BE SUBJECT TO ANY LIABILITY TO BUYER OR ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO BUYER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES, OR BUYER’S OR ANY OF ITS AFFILIATES’ OR REPRESENTATIVES’ USE OF, ANY SUCH INFORMATION, INCLUDING ANY INFORMATION, DOCUMENTS, PROJECTIONS, FORECASTS OR OTHER MATERIAL MADE AVAILABLE TO BUYER OR ITS REPRESENTATIVES IN ANY “DATA ROOMS,” “VIRTUAL DATA ROOMS,” CONFIDENTIAL INFORMATION MEMORANDA, MANAGEMENT PRESENTATIONS OR IN ANY OTHER FORM IN EXPECTATION OF, OR IN CONNECTION WITH, THE TRANSACTIONS, OR IN RESPECT OF ANY OTHER MATTER OR THING WHATSOEVER. NEITHER THE COMPANY NOR SELLER OR ANY OTHER PERSON MAKES OR PROVIDES ANY WARRANTY, REPRESENTATION, STATEMENT OR DISCLOSURE OF ANY KIND, WHETHER EXPRESS OR IMPLIED, AS TO THE QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO SAMPLES, OR CONDITION OF THE COMPANY’S ASSETS, PROPERTIES OR ANY PART THEREOF. SUBJECT TO THE TERMS AND CONDITIONS OF THIS AGREEMENT, BUYER SHALL ACQUIRE THE PURCHASED EQUITY DIRECTLY AND, THEREBY, THE BUSINESS AND ASSETS OF THE COMPANY INDIRECTLY, IN EACH CASE IN AN “AS IS” CONDITION AND ON A “WHERE IS” BASIS, EXCEPT AS OTHERWISE EXPRESSLY REPRESENTED AND WARRANTED IN THIS ARTICLE IV OR ARTICLE V, AS MODIFIED BY THE APPLICABLE SECTIONS OF THE SCHEDULES.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER

Except (a) as set forth in the Schedules referenced in this Article VI (collectively, the “Buyer Disclosure Schedules”), which shall qualify the representations and warranties of Buyer set forth in this Article VI or (b) as provided by this Agreement, Buyer represents and warrants to and for the benefit of the Company (prior to the Closing) and Seller that the following statements are true and correct:

6.1 Securities Matters. Buyer is acquiring the Purchased Equity for its own account with the present intention of holding the securities of the Company for investment only and not with a view to or for sale in connection with any public distribution of such securities in violation of any federal or state securities Laws. Buyer has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investments pursuant hereto, and Buyer is capable of bearing the economic risk of such investments, including a complete loss thereof. Buyer understands and agrees that it may not sell or dispose of any of the Purchased Equity other than pursuant to a registered offering or in a transaction exempt from the registration requirements of the Securities Act and applicable state securities Laws. Buyer is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

6.2 Organization and Standing. Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware. Buyer is duly qualified to do business, and in good standing, in each jurisdiction in which the character of the properties owned or leased by it or in which the conduct of its business requires it to be so qualified, except where the failure to be so qualified or to be in good standing would not have a material and adverse effect on Buyer.

6.3 Authorization, Validity and Effect. Buyer has all the requisite power and authority to enter into and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of Buyer. This Agreement and the Ancillary Agreements to which Buyer is a party have been, or will be, duly and validly executed and delivered by Buyer and constitute, assuming the due authorization, execution and delivery by Buyer and the other Parties, the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms, except as limited by the General Enforceability Exceptions.

6.4 Control by a Foreign Person. The consummation of the Transactions will not result in Control of the Company by a Foreign Person, and all ownership interests by a Foreign Person will be solely for the purpose of Passive Investment and will not result in a Foreign Person being afforded any of the following: (a) access to any “material non-public technical information” (as defined in 31 C.F.R. 800.232) in the possession of the Company; (b) membership or observer rights on the board of directors or equivalent governing body of the Company or the right to nominate an individual to a position on the board of directors or equivalent governing body of the Company; or (c) any involvement, other than through voting of the Purchased Equity, in substantive decision-making of the Company regarding the use, development, acquisition, or release of Critical Technology (with each capitalized term in this clause other than the terms “Company” and “Membership Interests” having its respective meaning as set forth in 31 C.F.R. parts 800 and 801).

6.5 No Conflict; Required Filings and Consents.

(a) Other than as may be required under the HSR Act or other Antitrust Laws, neither the execution and delivery of this Agreement and the Ancillary Agreements to which Buyer is a party, nor the consummation by Buyer of the transactions contemplated hereby or thereby, nor compliance by Buyer with any of the provisions hereof or thereof, will (i) conflict with or result in a breach of any provisions of any Organizational Document of Buyer, (ii) constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination or cancellation with respect to, or result in the creation or imposition of any Lien upon, any property or assets of Buyer or, pursuant to any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which it is a party or by which it or any of its properties or assets may be subject, and that would, in any such event, have a material and adverse effect on Buyer’s ability to consummate the Transaction, or (iii) subject to receipt of the requisite approvals referred to on Schedule 6.5(b), violate any Order or Law applicable to Buyer or any of its properties or assets. To the extent that Buyer will need to apply for or obtain any Permits to continue the operations of the Company after the Closing, no condition exists which would prevent or inhibit Buyer from being able to apply for or obtain such Permits.

(b) Other than as set forth on Schedule 6.5(b) and as may be required under the HSR Act or other Antitrust Laws, no Consent is necessary for the consummation by Buyer of the Transactions.

6.6 Pending Transactions. Neither Buyer nor any of its Affiliates are party to any transaction pending or contemplated to acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any Person or portion thereof, or otherwise acquire or agree to acquire any assets, where the entering into of a definitive agreement relating to or the consummation of such acquisition, merger or consolidation would reasonably be expected to (a) impose any delay in the obtaining of, or significantly increase the risk of not obtaining, any Consents or Orders necessary to consummate the Transactions or the expiration or termination of any applicable waiting period, (b) increase the risk of any Governmental Authority entering an Order prohibiting the consummation of the Transactions or (c) delay the consummation of the Transactions.

6.7 Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against Buyer that would adversely affect Buyer’s performance under this Agreement and under the Ancillary Agreements to which Buyer is a party, or the consummation of the transactions contemplated hereby or thereby. Buyer is not in default under or in breach of any Order, except where such default or breach would not reasonably be expected to (i) materially impact Buyer’s ability to perform its obligations under this Agreement or (ii) otherwise prevent, hinder or delay the consummation of the Transactions.

6.8 Solvency. Immediately after giving effect to the consummation of the Transactions, each of Buyer and the Company: (a) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its debts as they become absolute and matured), (b) will have adequate capital with which to engage in its business, and (c) will not have incurred and will not plan to incur debts beyond its ability to pay as they become absolute and matured. No transfer of property is being made and no obligation is being incurred in connection with the Transactions with the intent to hinder, delay or defraud either present or future creditors of Buyer or the Company.

6.9 R&W Insurance. Exhibit D attached hereto sets forth the final form of the R&W Insurance Policy (which insures Buyer for Losses due to breaches of representations and warranties of the Company under Article IV and Seller under Article V and Liabilities with respect to pre-Closing Taxes of the Company) and the binder agreement pursuant to which Buyer has received a written commitment from Gemini Insurance Company (the “R&W Insurance Provider”) to fully bind the R&W Insurance Policy effective as of the Signing Date. Such binder agreement is in full force and effect as of the Signing Date. Buyer’s obligations under this Agreement are not contingent or conditioned upon the procurement of the R&W Insurance Policy. Buyer shall promptly pay and be liable for the premium costs and any additional costs and fees associated with obtaining the R&W Insurance Policy.

6.10 No Brokers. No broker, finder or similar agent has been employed by or on behalf of Buyer, and neither Buyer nor any Person with which Buyer has had any dealings or communications of any kind is entitled to any brokerage commission, finder’s fee or any similar compensation, in connection with this Agreement or the Transactions.

6.11 Guarantee. Concurrently with the execution of this Agreement, Buyer has delivered a true and complete copy of a fully executed Guarantee, in the form attached hereto as Exhibit E (the “Guarantee”), pursuant to which Loar Holdings Inc. (“Guarantor”) has guaranteed the obligations of Buyer under this Agreement. Guarantor has full organizational power and authority to execute and deliver the Guarantee and to perform its obligations thereunder. The execution and delivery of the Guarantee by Guarantor and the performance by Guarantor of its obligations thereunder have been duly authorized by all requisite organizational action. The Guarantee constitutes the valid and legally binding obligation of Guarantor, enforceable in accordance with its terms and conditions. The Guarantee has not been amended modified, withdrawn or rescinded in any respect. Guarantor, together with Buyer, has sufficient unrestricted cash on hand and available credit facilities to enable Buyer to consummate on a timely basis the Transactions and to pay all of Buyer’s related fees and expenses. Buyer has made available to Seller, on the date of this Agreement, copies of the unaudited consolidated balance sheets of each of Guarantor and Buyer as of May 31, 2024 (the “Buyer Balance Sheets”). The Buyer Balance Sheets (i) fairly present, in all material respects, the financial position of Buyer or Guarantor (as applicable), and (ii) have been prepared in accordance with the books and records of such entities and GAAP.

6.12 Acknowledgements; No Reliance. BUYER HAS CONDUCTED ITS OWN INDEPENDENT INVESTIGATION, REVIEW AND ANALYSIS OF THE BUSINESS, OPERATIONS, ASSETS, LIABILITIES, RESULTS OF OPERATIONS, FINANCIAL CONDITION AND PROSPECTS OF THE BUSINESS OF THE COMPANY AS BUYER HAS DEEMED APPROPRIATE, WHICH

INVESTIGATION, REVIEW AND ANALYSIS WAS DONE BY BUYER AND ITS AFFILIATES AND REPRESENTATIVES. BUYER HAS RECEIVED SATISFACTORY RESPONSES TO ALL INQUIRIES BUYER HAS MADE, HAS RECEIVED ALL MATERIALS RELATING TO SUCH INVESTIGATION WHICH IT HAS REQUESTED AND HAS BEEN AFFORDED THE OPPORTUNITY TO VERIFY THE ACCURACY OF ALL MATERIALS, TO ASK ADDITIONAL QUESTIONS AND TO OBTAIN ANY ADDITIONAL INFORMATION, INCLUDING ACCESS TO FACILITIES AND KEY EMPLOYEES OF THE COMPANY, WHICH BUYER, IN ITS SOLE DISCRETION, DEEMS ADVISABLE OR NECESSARY TO VERIFY THE ACCURACY OF ANY SUCH INFORMATION OR OF ANY REPRESENTATION OR WARRANTY MADE BY THE COMPANY OR SELLER HEREUNDER (AND HAS NO KNOWLEDGE OF ANY BREACH OF ANY SUCH REPRESENTATION OR WARRANTY) OR TO OTHERWISE EVALUATE THE MERITS OF THE TRANSACTIONS AND TO ENABLE IT TO MAKE AN INFORMED INVESTMENT DECISION CONCERNING THE TRANSACTIONS. BUYER FURTHER ACKNOWLEDGES THAT THE COMPANY AND SELLER, THE BENEFICIAL OWNERS AND EACH OF THEIR RESPECTIVE DIRECT OR INDIRECT AFFILIATES AND REPRESENTATIVES MAY POSSESS FURTHER INFORMATION REGARDING THE COMPANY’S BUSINESS AND PROSPECTS (WHICH INFORMATION MAY OR MAY NOT BE MATERIAL) AND THAT BUYER HAS WAIVED ANY RIGHT TO RECEIVE ANY SUCH FURTHER INFORMATION. IN ENTERING INTO THIS AGREEMENT, BUYER ACKNOWLEDGES, AGREES AND REPRESENTS THAT IT HAS RELIED SOLELY UPON THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE IV, ARTICLE V AND THE COMPANY CLOSING CERTIFICATE AND NOT ON (AND BUYER HEREBY DISCLAIMS RELIANCE ON) ANY EXPRESS OR IMPLIED REPRESENTATIONS, WARRANTIES OR INFORMATION OF ANY NATURE (INCLUDING REGARDING THE ACCURACY OR COMPLETENESS THEREOF), WHETHER IN WRITING, ORALLY OR OTHERWISE (INCLUDING ANY MATTER WHATSOEVER RELATING TO THE EQUITY INTERESTS OF THE COMPANY, SELLER OR ANY OTHER MATTER RELATING TO THE TRANSACTIONS), MADE BY OR ON BEHALF OF OR IMPUTED TO SELLER, THE COMPANY, THE BENEFICIAL OWNERS OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES (EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE IV, ARTICLE V AND THE COMPANY CLOSING CERTIFICATE).

ARTICLE VII

PRE-CLOSING COVENANTS

7.1 Interim Operations. Between the Signing Date and the Closing Date or the earlier termination of this Agreement in accordance with Article X, except for the Restructuring, as set forth on Schedule 7.1 or as otherwise expressly permitted by this Agreement, unless Buyer has previously consented in writing (which consent will not be unreasonably withheld, conditioned, or delayed) or as required by applicable Law (provided that Buyer shall be deemed to consent if Buyer fails to notify Seller of any objection with respect thereto within three (3) Business Days of Seller’s request), the Company will conduct its operations, in all material respects, in the Ordinary Course of Business. Without limiting the foregoing, between the Signing Date and the Closing Date or the earlier termination of this Agreement in accordance with Article X, except for the Restructuring, as set forth on Schedule 7.1 or as contemplated by this Agreement, unless Buyer has previously consented in writing (which consent will not be unreasonably withheld, conditioned or delayed), the Company shall not do any of the following:

(a) make any amendment to the Company’s Organizational Documents (other than in connection with the Conversion);

(b) issue, grant, pledge, encumber, dispose of, pledge or sell any capital stock or other equity interests of any kind (include phantom equity or other rights) or other rights to purchase any capital stock or other equity interests of any kind of the Company or split, combine or subdivide the capital stock of the Company;

(c) except in the Ordinary Course of Business, dispose of any material property or assets, except for disposing of obsolete assets with an aggregate value of less than $500,000;

(d) except for amendments in the Ordinary Course of Business, amend, modify (other than renewals in the Ordinary Course of Business) or terminate any Material Contract or that would be a Material Contract if it were in effect on the date hereof or any other contract that purports to materially restrict the operations of Buyer or its Affiliates (excluding the Company) following the Closing;

(e) hire, terminate (other than for cause) or increase the salary or other compensation of any officer, director or other individual service provider of the Company whose annual compensation exceeds $200,000 per year, other than as required by Law, any existing agreement, or the terms of any Employee Plan;

(f) make any material change to the Company’s accounting (including tax accounting) methods, principles or practices, except as may be required by GAAP or changes in Law;

(g) implement or announce any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions that could implicate the WARN Act;

(h) intentionally waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation (other than ordinary course confidentiality obligation) of any current or former employee or independent contractor, other than releases of such covenants resulting from the expiration of such covenants in accordance with their terms;

(i) enter into any merger, consolidation, reorganization or similar agreement;

(j) make, revoke or change any material Tax election (excluding, for the avoidance of doubt, in connection with the Restructuring), adopt or change any material Tax accounting method, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle any material Tax claim or assessment, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment, fail to pay any material amount of Tax when due, or take a material position on a Tax Return that is materially inconsistent with the past practices and customs of the Company other than as a result of a change in Law;

(k) make or commit to make any capital expenditures that exceed $500,000 in the aggregate, except for capital expenditures set forth in the budget previously made available to Buyer prior to the date of this Agreement or for emergency expenditures required to maintain the business operations due to unforeseen circumstances, including but not limited to, acts of God, emergencies, or regulatory requirements;

(l) settle or compromise any litigation, claim or investigation in excess of $500,000;

(m) incur or grant a Lien (other than a Permitted Lien) on any material assets, properties or rights of the Company;

(n) make any capital contributions or investments in any other Person (other than short-term investments for cash management purposes);

(o) agree to take any of the actions described in clauses (a) through (n) above.

Nothing contained in this Section 7.1 or elsewhere in this Agreement shall preclude the Company, in its sole discretion, from using available Cash to pay indebtedness, transaction expenses, cash dividends or distributions. In addition, nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the business or operations of the Company prior to the Closing. Prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its business and operations.

7.2 Reasonable Access; Confidentiality.

(a) From the Signing Date until the Closing Date or the earlier termination of this Agreement in accordance with Article X, and subject to applicable Law, the Company shall (i) give Buyer and its authorized representatives, upon reasonable notice to the Company, reasonable access, during normal business hours, to (A) certain officers of the Company, (B) the books and records of the Company, and (C) the Owned Properties and (ii) furnish to Buyer during such period such information relating to the Company as Buyer may from time to time reasonably request; provided, that (1) such access shall be coordinated through Mesirow, (2) such activities shall not unreasonably disrupt the operations of the Company, (3) no environmental testing or sampling (including the sampling of air, water, groundwater, soil or building material) shall be conducted without the consent of the Company, and (4) the Company shall not have any obligation to furnish to Buyer or its Representatives any materials or information (I) regarding the Company’s entry into or conduction of a sale process prior to execution of this Agreement, including any offers, indications of interest or bids received from others in connection with such sale process, the Transactions and/or any information related to same, (II) prepared by Seller’s or the Company’s financial, accounting, investment banking, or legal advisors for purposes of this Transaction, (III) the disclosure of which may cause or result in competitive harm to the Company if the Transactions are not consummated, or (IV) the disclosure of which would jeopardize any attorney-client or other legal privilege or contravene any applicable fiduciary duty, Law or Contract (including any confidentiality agreement to which the Company or any of its Affiliates is a party); provided, that the Company shall use commercially reasonable efforts to provide such information in a manner that would not jeopardize any attorney-client or other legal privilege or contravene any applicable fiduciary duty, Law or Contract. Prior to the Closing, without the prior written consent of the Company, which may be withheld for any reason, Buyer shall have no right to perform invasive or subsurface investigations of the Real Property.

(b) From the Signing Date until the Closing Date or the earlier termination of this Agreement in accordance with Article X, Buyer shall not, without the prior written consent of the Company, contact, in any manner, any customers, suppliers, service providers, employees or other business relations of the Company with respect to any matters relating to this Agreement or the Transactions; provided, that nothing herein shall prohibit any interactions with such parties in the Ordinary Course of Business unrelated to the Transactions.

(c) Any information provided to or obtained by Buyer pursuant to Section 7.2(a) and Section 7.2(b) above will be subject to the Confidentiality Agreement, dated as of June 2, 2024, by and between the Company and Buyer (the “Confidentiality Agreement”), and must be held by Buyer in accordance with and be subject to the terms of the Confidentiality Agreement. Buyer shall be bound by and comply with the provisions set forth in the Confidentiality Agreement as if such provisions were set forth herein, and such provisions are hereby incorporated herein by reference.

7.3 Certain Notices. During the period from the Signing Date through the Closing Date or the earlier termination of this Agreement in accordance with Article X, each Party shall promptly advise each of the other Parties in writing if it becomes aware of (i) the occurrence, or non-occurrence, of any event that has caused any representation or warranty made by it to be untrue or inaccurate in any material respect at any time after the Signing Date and prior to the Closing; and (ii) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, in each case of clauses (i) and (ii), that would be expected to have a material impact on such Party’s ability to consummate the Transactions.

7.4 Commercially Reasonable Efforts; Cooperation. Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties (and after the Closing, Seller Representative) agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions and to obtain satisfaction or waiver of the conditions precedent to the consummation of the Transactions, including (a) obtaining all of the Consents and the making of all filings and the taking of all steps as may be necessary to obtain a Consent from, or to avoid an Action by, any Governmental Authority, (b) obtaining the necessary consents from third parties, (c) defending any Action challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any Governmental Authority vacated or reversed, and (d) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement. The “commercially reasonable efforts” of Seller and the Company shall not require Seller or the Company or any of their Affiliates to expend any money to remedy any breach of any representation or warranty hereunder, to commence any litigation or arbitration proceeding, to offer or grant or otherwise provide any accommodation (financial or otherwise) to any Person or to provide financing to Buyer for the completion of the Transactions.

7.5 No Shop; Guarantor Equity. During the period from the Signing Date through the Closing Date or the earlier termination of this Agreement in accordance with Article X, the Company and Seller shall not, and shall cause their respective officers, managers, directors, partners, Affiliates and representatives not to, directly or indirectly, (a) solicit, undertake, authorize, propose, enter into or encourage the submission of any proposal or offer from any Person (other than Buyer and its Affiliates and representatives) relating to the acquisition of the Pre-Conversion Company Stock or the Purchased Equity or any portion of the assets (other than assets sold in the Ordinary Course of Business) of the Company (including any acquisition structured as a merger, consolidation or stock exchange) (each, an “Acquisition Proposal”), or (b) furnish or cause to be furnished to any Person (other than Buyer and its Affiliates and representatives) any information with respect to the business, operations, properties or assets of the Company or assist or participate in, or facilitate in any other manner any effort or attempt by any Person to pursue any Acquisition Proposal; provided, however, that the Company’s representatives may respond to unsolicited inquiries, but solely for the purpose of indicating that the Company is subject to an exclusivity agreement and is unable to provide any information related to the Company or entertain any Acquisition Proposal for as long as this Agreement remains in effect. The Company shall instruct Mesirow to immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Buyer and its Representatives) conducted heretofore with respect to any Acquisition Proposal. During the period from the Signing Date through the Closing Date or the earlier termination of this Agreement in accordance with Article X, the Company and Seller shall not, and shall cause their respective officers, managers, directors, partners and Affiliates not to, sell, transfer, purchase, pledge, trade (including any direct or indirect position related thereto), or otherwise acquire a right to any stock or equity securities (including derivatives thereof) of Guarantor.

7.6 Regulatory Matters.

(a) The Company and Buyer shall, as soon as practicable and in any event within ten (10) Business Days after the Signing Date, file Notification and Report Forms under the HSR Act (the “HSR Filing”) with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice and, as soon as practicable after the Signing Date, make such other filings, notices, petitions, statements, registrations, submissions of information, applications and other documents as the Parties determine are necessary under applicable Antitrust Law or regulations. The Company and Buyer shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act or other applicable Antitrust Law. Each of the Company and Buyer will promptly inform the other Party of any material communication received by such Party from any Governmental Authority relating to the HSR Filing. Each of the Company and Buyer will (i) use its respective reasonable best efforts to comply as expeditiously as possible with all requests of any Governmental Authority for additional information and documents, including information or documents requested under the HSR Act or other applicable Antitrust Law; (ii) not (A) extend any waiting period under the HSR Act or any applicable Antitrust Law or (B) enter into any agreement with any Governmental Authority not to consummate the Transactions, except, in each case, with the prior consent of the other Parties and (iii) cooperate with the other Parties and use reasonable best efforts to contest and resist any Action, including legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any Order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the Transactions. Without limiting the generality of the foregoing, Buyer shall take, and shall cause to be taken, all actions that are necessary or advisable or as may be required by any Governmental Authority to expeditiously (and in any event, prior to the End Date) consummate the Transactions, including (1) selling, licensing or otherwise disposing of, or holding separate and agreeing to sell, license or otherwise dispose of, any businesses, entities, assets or facilities of the Company after the Closing or any business, entity, facility or asset of Buyer or its Affiliates, (2) terminating, amending or assigning existing relationships and contractual rights and obligations (other than terminations that would result in a breach of a contractual obligation to a third party) and (3) amending, assigning or terminating existing licenses or other agreements of Buyer or any of its Affiliates (other than terminations that would result in a breach of a license or such other agreement with a third party) and entering into such new licenses or other agreements, so long as the aforementioned actions are conditioned upon the Closing. The “reasonable best efforts” of Seller and the Company contemplated by this Section 7.6 shall not require Seller or the Company or any of their Affiliates to expend any money to remedy any breach of any representation or warranty hereunder, to commence any litigation or arbitration proceeding, to offer or grant or otherwise provide any accommodation (financial or otherwise) to any Person or to provide financing to Buyer for the completion of the Transactions. All costs incurred in connection with the foregoing, including the HSR Act filing fee and the Parties’ costs and expenses of complying with a request for additional information or documentary material pursuant to the HSR Act, shall be borne by Buyer.

(b) In the event any Action by any Governmental Authority or other Person is commenced which questions the validity or legality of the Transactions or seeks damages in connection therewith, the Parties agree to cooperate and use reasonable best efforts to defend against such Action and, if an Order is issued in any Action, to use reasonable best efforts to have such Order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the Transactions prior to the End Date.

(c) Except as specifically required by this Agreement, Buyer shall not, and shall cause its Affiliates not to, take any action, or refrain from taking any action, the effect of which would be to delay or impede the ability of the Parties to promptly consummate the Transactions. Without limiting the generality of the foregoing, Buyer shall not, and shall cause its Affiliates and their respective ultimate parent entities and Subsidiaries not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business or any Person, or otherwise acquire or agree to acquire any assets or equity interests, if the entering into of a definitive agreement relating to, or the consummation of, such acquisition, merger or consolidation would reasonably be expected to: (i) impose any delay in the obtaining of, or increase the risk of not obtaining, any clearance, approval or consents of any Governmental Authority necessary to consummate the Transactions or the expiration or termination of any applicable waiting period, (ii) increase the risk of any Governmental Authority investigating or seeking or entering an Order prohibiting the consummation of the Transactions, (iii) increase the risk of not being able to remove any such Order on appeal or otherwise or (iv) delay or prevent the consummation of the Transactions.

ARTICLE VIII

ADDITIONAL COVENANTS

8.1 Publicity. The Parties and Seller Representative shall not make, and shall cause their respective Affiliates not to make, directly or indirectly, any press release or public announcement with respect to this Agreement or any Transactions without the prior written consent of the other Parties; provided, that the Parties and Seller Representative may make any such announcement which it in good faith believes, based on advice of counsel, is required by applicable Law or the rules of any applicable stock exchange, it being understood and agreed that such party shall provide the other parties hereto with copies of any such announcement prior to such issuance; provided, further, that the Company and its Affiliates may make announcements or communications to their respective employees, customers, vendors, landlords or other commercial counterparties (including current or prospective lenders or trustees and their respective Representatives) regarding the Transactions. Notwithstanding anything herein to the contrary, following the Closing and after the public announcement of the Transactions, Seller Representative shall be permitted to announce that it has been engaged to serve as Seller Representative in connection herewith as long as such announcement does not disclose any of the other terms hereof.

8.2 Records. With respect to the corporate, accounting, legal, auditing, human resources and other books and records of the Company relating to matters on or prior to the Closing Date: (a) Buyer shall retain for a period of seven (7) years after the Closing Date (or such other longer period as required by applicable Law), and after such time Buyer shall not cause or permit their destruction or disposal without first offering to surrender them to Seller Representative at Seller Representative’s sole cost and expense, and (b) where there is any legitimate purpose, including an audit of Seller or other Tax matter initiated by, or with respect to, the IRS or any other Taxing Authority or to determine any matter relating to a Seller’s rights and obligations hereunder or to any period ending on or before the Closing Date, upon prior written request, Buyer shall allow Seller and its respective representatives and designees reasonable access to the Company’s books and records during normal business hours. Notwithstanding anything to the contrary in this Section 8.2, Buyer shall not have any obligation to furnish to Seller or its Representatives any materials or information (I) that would violate applicable Law, SEC rules or any Contract to which Buyer or its Affiliates is a party (II) in connection with the defense of any claims under this Agreement, or (III) the disclosure of which would jeopardize any attorney-client or other legal privilege or contravene any applicable fiduciary duty, Law or Contract (including any confidentiality agreement to which the Company or any of its Affiliates is a party); provided, that Buyer shall use commercially reasonable efforts to provide such information in a manner that would not jeopardize any attorney-client or other legal privilege or contravene any applicable fiduciary duty, Law or Contract.

8.3 Continuing Indemnification for Company Actors.

(a) From and after the Closing Date, Buyer and the Company shall, jointly and severally (i) fulfill and honor in all respects the obligations of the Company for indemnification and advancement of expenses in favor of each past and present officer and director of the Company under the Organizational Documents of the Company (in effect as of the Signing Date as made available to Buyer prior to the date hereof), as applicable, and any indemnification agreements between the Company, on the one hand, and any Company Indemnitee, on the other hand, in each case to the extent made available to Buyer prior to the Signing Date, and (ii) indemnify, hold harmless and advance expenses to each Person who is now, has been at any time prior to the Signing Date, or becomes prior to the Closing Date, an officer, director, manager, employee, member or agent (including a trustee or fiduciary of any employee benefit plan) of the Company (each, a “Company Indemnitee”) against any losses incurred in connection with any threatened or pending Action, whether asserted or claimed prior to, at or after the Closing Date, if and whenever such Company Indemnitee is or was a party to or a subject of, or is threatened to be made a party to or a subject of, such Action arising out of or pertaining to acts or omissions or alleged acts or omissions of the Company Indemnitee occurring on or prior to the Closing Date (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Transactions) in his or her capacity as an officer, manager, director, employee or fiduciary of the Company, to the fullest extent permitted by Law. The Organizational Documents of the Company following the Closing shall contain provisions with respect to indemnification that are at least as favorable to the Company Indemnitees as those contained in the Organizational Documents of the Company as in effect on the Signing Date, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the Closing Date in any manner that would adversely affect the rights thereunder of the Company Indemnitees, and all rights to indemnification thereunder in respect of any Action asserted or made within such period shall continue until the final disposition or resolution of such Action or the expiration of the statute of limitations with respect to any such claim, together with any appeal thereof.

(b) For six (6) years after the Closing Date, Buyer shall, or shall cause the Company to (at Buyer’s cost), maintain in effect directors’ and officers’ liability insurance, employment practices liability insurance, fiduciary liability insurance and cyber liability insurance covering acts or omissions occurring on or prior to the Closing Date with respect to those Persons who are currently covered by the Company’s comparable insurance policies on terms with respect to such coverage and amount no less favorable to the insured than those of such current insurance coverages. Prior to the Closing Date, Buyer shall deliver to the Company reasonable evidence of the continuation as aforesaid of such insurance coverages.

(c) The provisions of this Section 8.3 are intended to be for the benefit of, and will be enforceable by, each Company Indemnitee or insured Person, his or her heirs and his or her representatives and are in addition to, and not in substitution for, any other right to indemnification or contribution that any such Person may have by contract or otherwise. Following the Closing, in the event the Company or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, in each such case and as a condition precedent to such consolidation, merger or assignment, proper provisions shall be made so that the successors and assigns of the Company, shall assume the obligations set forth in this Section 8.3.

8.4 Employment and Benefit Arrangements.

(a) Buyer agrees that, for a period of one year following the Closing, it shall continue to sponsor, contribute to, or maintain the employee compensation and benefit plans and arrangements listed on Schedule 8.4(a) (collectively, the “Continuing Employee Plans”) and that the individuals who are employed by the Company as of the Closing Date (collectively, the “Company Employees”) shall receive compensation and employee benefits that are at least as favorable in the aggregate as that compensation and those benefits provided to the Company Employees under the Continuing Employee Plans in effect immediately prior to the Closing Date. Buyer shall ensure that any employee benefit plans or programs it, the Company or any Subsidiary of Buyer maintains or adopts with respect to the Company Employees treat employment with the Company or any Subsidiary of Buyer prior to the Closing Date the same as employment with Buyer, the Company or any Subsidiary of Buyer from and after the Closing Date for purposes of eligibility and vesting (including the satisfaction of any waiting periods under any health or welfare benefit plans maintained by Buyer or any Subsidiary of Buyer (the “Buyer Welfare Plans”)) and benefit accrual, with the exception of benefit accrual under any defined benefit pension plan. Buyer shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to ensure that no pre-existing condition limitations, exclusions or waiting periods applicable with respect to life and accidental death and dismemberment insurance, disability, sickness, accident and medical benefits under the Buyer Welfare Plans will apply to the Company Employees to the extent that such limitations, exclusions or waiting periods exceed those in effect under such Employee Plans maintained by the Company as of the Closing Date. Buyer shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to ensure that the Buyer Welfare Plans in which a Company Employee participates after the Closing Date will recognize, for purposes of satisfying any deductible, co-pays and out-of-pocket maximums, any payment made by such Company Employee prior to the Closing Date toward deductibles, co-pays and out-of-pocket maximums in any Employee Plan of the Company.

(b) Buyer shall be solely responsible for issuing, serving and delivering any and all notices required, if any, by the Worker Adjustment and Retraining Notification Act, as amended, and any state law equivalent (the “WARN Act”), relating to any of the Company Employees and otherwise complying with the WARN Act in connection with the termination of employment or reduction in work hours of any Company Employees on or after the Closing Date. Further, Buyer shall retain the Company Employees to the extent necessary to avoid any requirement that the Company deliver notifications with respect to any Company Employees or any individual employed by the Company within the 90-day period on or after the Closing Date pursuant to the WARN Act, if any.

(c) The provisions of this Section 8.4 are solely for the benefit of the Parties and no employee or former employee or any other individual shall be regarded for any purpose as a third-party beneficiary of this Section 8.4 or have any cause of action or claim based on this Section 8.4. In no event shall the terms of this Agreement be deemed to (i) establish, amend or modify any Employee Plan, Buyer Welfare Plan, or any other benefit plan, program, agreement or arrangement maintained or sponsored by the Company, Buyer, or any of their respective Affiliates; (ii) alter or limit the ability of the Company, Buyer, or any of their respective Affiliates, as applicable, to amend, modify, or terminate any Employee Plan or any Buyer Welfare Plan or terminate any employee; or (iii) confer upon any employee, former employee, or any other individual any right to employment or continued employment, benefits or continued service with the Company, Buyer, or any of their respective Affiliates.

8.5 Mutual Release.

(a) From and after the Closing, Buyer and the Company, and their respective Subsidiaries, Affiliates, successors and assigns, and their respective officers, directors, managers, partners, equityholders, employees, representatives and agents (each, a “Buyer Releasing Party”), each on behalf of itself and each of the Buyer Releasing Parties, hereby unconditionally and irrevocably and forever releases and discharges Seller, Seller Representative, each Beneficial Owner and their respective successors and assigns, any of their respective Affiliates, and any past, present or future directors, managers, officers, employees, agents, investment bankers, advisors, lenders, investors, partners, principals, members, managers, direct or indirect shareholders or equityholders of any of the foregoing Persons (collectively, the “Seller Released Parties”) of and from, and hereby unconditionally and irrevocably waives, releases and discharges any and all Transaction Claims and Actions, causes of action, suits, debts, dues, sums of money, accounts, reckoning, bonds, bills, liabilities, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, losses, judgments, extents, executions, claims and demands of any kind or character whatsoever, known or unknown, suspected or unsuspected, in contract, direct or indirect, primary or secondary, at law or in equity that such Buyer Releasing Party ever had, now has or ever may have or claim to have against any Seller Released Party, for or by reason of any matter, circumstance, event, action, inaction, omission, cause or thing whatsoever arising at or prior to the Closing (including in respect of the management or operation of the Company) (each, a “Buyer Released Claim”) and agrees not to bring or threaten to bring or otherwise join in any Buyer Released Claim against the Seller Released Parties or any of them, relating to, arising out of or in connection with any facts or circumstances, directly or indirectly, relating to the Company or any assets of the Company, which existed on or prior to the Signing Date, provided, that nothing contained in this Section 8.5 shall be construed as a waiver by Buyer or the Company of any of their respective rights expressly provided under the Preserved Claims. Buyer, on behalf of itself and the other Buyer Releasing Parties, expressly waives all rights afforded by any statute which limits the effect of a release with respect to unknown claims. Buyer, on behalf of itself and the other Buyer Releasing Parties, understands the significance of this release of unknown claims and waiver of statutory protection against a release, on behalf of itself and the other Buyer Releasing Parties, of unknown claims, and acknowledges and agrees that this waiver is an essential and material term of this Agreement. Buyer, on behalf of itself and the other Buyer Releasing Parties, acknowledges that Seller will be relying on the waiver and release provided in this Section 8.5 in connection with entering into this Agreement and that this Section 8.5 is intended for the benefit of, and to grant third party beneficiary rights to each Seller Released Party to enforce this Section 8.5.

(b) From and after the Closing, Seller and its Affiliates, successors and assigns, and their respective officers, directors, managers, partners, equityholders, employees, representatives and agents (each, a “Seller Releasing Party”), each on behalf of itself and each of the Seller Releasing Parties, hereby unconditionally and irrevocably and forever releases and discharges Buyer and the Company and their respective successors and assigns, any of their respective Affiliates, and any past, present or future directors, managers, officers, employees, agents, investment bankers, advisors, lenders, investors, partners, principals, members, managers, direct or indirect shareholders or equityholders of any of the foregoing Persons (collectively, the “Buyer Released Parties”) of and from, and hereby unconditionally and irrevocably waives, releases and discharges any and all Actions, causes of action, suits, debts, dues, sums of money, accounts, reckoning, bonds, bills, liabilities, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, losses, judgments, extents, executions, claims and demands of any kind or character whatsoever, known or unknown, suspected or unsuspected, in contract, direct or indirect, primary or secondary, at law or in equity that Seller Releasing Party ever had, now has or ever may have or claim to have against any Buyer Released Party, for or by reason of (i) a Seller Releasing Party’s capacity as a direct or indirect equityholder of the Company or otherwise in respect of its investment in the Company and (ii) the organization, management or operation of the Company, in each case, arising at or prior to the Closing (including in respect of the management or operation of the Company) (each, a “Seller Released Claim”) and agrees not to bring or threaten to bring or otherwise join in any Seller Released Claim against the Buyer Released Parties or any of them, relating to, arising out of or in connection with any facts or circumstances, directly or indirectly, relating to the Company or any assets of the Company, which existed on or prior to the Signing Date, provided, that nothing contained in this Section 8.5 shall be construed as a waiver by the Seller Releasing Parties of any of their rights (A) expressly provided under the Preserved Claims, (B) to compensation or benefits for services rendered to the Company that remain unpaid or unawarded (including rights to payment for salary, bonuses, commissions and vacation pay and vested benefits in any Employee Plan), (C) under any agreement entered into with the Company in connection with such Seller Releasing Party’s employment with or service for the Company, and (D) to coverage under any applicable insurance policy, or any right to indemnification as provided by any Company documents, applicable Law or any existing agreement. Seller, on behalf of itself and the other Seller Releasing Parties, expressly waives all rights afforded by any statute which limits the effect of a release with respect to unknown claims. Seller, on behalf of itself and the other Seller Releasing Parties, understands the significance of this release of unknown claims and waiver of statutory protection against a release, on behalf of itself and the other Seller Releasing Parties, of unknown claims, and acknowledges and agrees that this waiver is an essential and material term of this Agreement. Seller, on behalf of itself and the other Seller Releasing Parties, acknowledges that Buyer and its Affiliates (including the Company) will be relying on the waiver and release provided in this Section 8.5 in connection with entering into this Agreement and that this Section 8.5 is intended for the benefit of, and to grant third party beneficiary rights to each Buyer Released Party to enforce this Section 8.5.

8.6 R&W Insurance Policy. On the Closing Date, Buyer shall obtain and bind the R&W Insurance Policy. Buyer acknowledges and agrees that the consummation of the Transactions is not subject to, or otherwise conditioned on, the procurement by Buyer or any of its Affiliates of any R&W Insurance Policy and that any failure by Buyer to consummate the Closing on the Closing Date by reason of absence of the R&W Insurance Policy shall constitute a breach by Buyer of this Agreement. Buyer agrees that the R&W Insurance Policy shall be at Buyer’s sole expense and that Buyer shall cause the R&W Insurance Policy to expressly include a waiver by the R&W Insurance Provider of any and all subrogation rights against the Company, Seller and their respective Affiliates, officers, directors and employees, except in the case of Fraud. At no time shall Buyer, any of Buyer’s Subsidiaries or the Company cancel, terminate, amend, waive or otherwise modify any provision of the R&W Insurance Policy (including, without limitation, any waiver of subrogation provision) in a manner that could potentially adversely impact Seller or Beneficial Owners or any of their respective officers, managers, directors, employees or Affiliates, without Seller Representative’s prior written consent.

8.7 Company Bonus Payments. Notwithstanding any provision to the contrary in this Agreement, the Parties hereby agree and acknowledge that, to the extent permitted by applicable Law at a “more likely than not” (or higher) confidence level, all Tax deductions associated with the Company Bonus Payments and any other Transaction Deductions shall be allocated to the Pre-Closing Tax Period, shall be reported as such on the Tax Return of Seller for the Tax period that includes the Closing Date, and shall be for the benefit of Seller.

8.8 Confidentiality. From and after the Closing, none of the Parties, Seller Representative or their respective Affiliates, employees, agents and representatives shall disclose to any third party the existence of this Agreement or the subject matter or terms hereof without the prior consent of the other Party; provided, however, that the Parties, Seller Representative and their respective Affiliates shall be permitted to (a) disclose such information to their attorneys, advisors, representatives, directors (or similar member of a governing body), members, or investors (and, after Closing, the existence of this Agreement to their employees), (b) disclose and use such information in connection with enforcing their rights and fulfilling their obligations under this Agreement or any other Ancillary Agreement, and the Beneficial Owners and (c) disclose such information as required by any applicable Laws (in which case the disclosing party will provide the other Parties with the opportunity to review and comment in advance of such disclosure); provided, further, that Buyer will be allowed to disclose the terms of this Agreement and the transactions contemplated hereby without the consent of the other Parties to (i) financing sources, potential investors or other agents and (ii) following the Closing, to any bona fide prospective purchaser of the equity or assets of Buyer or any of its Affiliates.

ARTICLE IX

CONDITIONS TO CLOSING

9.1 Conditions to the Obligations of the Company, Buyer and Seller. The obligations of the Company, Buyer and Seller to consummate the Transactions are subject to the satisfaction (or, if permitted by applicable Law, waiver by the Party for whose benefit such condition exists) of the following conditions:

(a) any waiting period (or any extension thereof, including any agreement with any Governmental Authority to delay consummation of the Transactions that was entered into by the Parties in accordance with the terms of this Agreement) applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated or early termination thereof shall have been granted; and

(b) no Order issued by a Governmental Authority preventing the consummation of the transactions contemplated by this Agreement shall be in effect.

9.2 Other Conditions to Obligations of the Company and Seller. The obligations of the Company and Seller to consummate the Transactions are subject to the satisfaction (or, if permitted by applicable Law, waiver by Buyer) of the following additional conditions:

(a) (i) the representations and warranties of Buyer set forth Sections 6.1, 6.2, 6.3, 6.5(a), 6.8, 6.9, 6.10 and 6.12 of this Agreement will be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties are made on and as of a specified date, in which case the same shall continue on the Closing Date to be true and correct as of the specified date; and (ii) all other representations and warranties of Buyer set forth in Article VI of this Agreement will be true and correct as of the Closing Date as though made on and as of the Closing Date, except (A) to the extent such representations and warranties are made on and as of a specified date, in which case the same shall continue on the Closing Date to be true and correct as of the specified date, and (B) in the cause of this clause (ii), where the failure of such representations and warranties to be so true and correct would prevent, delay or materially impair the consummation by Buyer of the Transactions; and

(b) each of the agreements and covenants of Buyer to be performed and complied with by Buyer pursuant to Article VII of this Agreement prior to the Closing Date shall have been duly performed and complied with in all material respects (provided, that Buyer shall have performed and complied, in all respects, with its covenants in Section 3.3);

(c) Buyer shall have delivered the items set forth in Section 3.3; and

(d) the R&W Insurance Policy shall have been finalized and bound by the applicable insurer. The R&W Insurance Policy binder agreement shall be in full force and effect and the terms of the R&W Insurance Policy shall not have been amended or affected in any manner that would reduce the scope of coverage or adversely impact the rights of the insureds provided thereby.

9.3 Other Conditions to Obligations of Buyer. The obligations of Buyer to consummate the Transactions are subject to the satisfaction (or, if permitted by applicable Law, waiver by the Company and Seller) of the following additional conditions:

(a) (i) Each of the Fundamental Representations of the Company and Seller shall be true and correct in all material respects as of the Closing Date (other than any such representations and warranties that by their terms are made as of a specific earlier date, which shall have been true and correct in all material respects as of such earlier date), and (ii) all other representations and warranties of the Company and Seller set forth in Article IV or Article V of this Agreement shall be true and correct as of the Closing Date as if made on the Closing Date (other than (A) any such representations and warranties that by their terms are made as of a specific earlier date, which shall have been true and correct as of such earlier date and (B) for inaccuracies, breaches or exceptions therein that have been cured or would not be reasonably likely to result in a Material Adverse Effect).

(b) Each of the agreements and covenants of the Company and Seller to be performed and complied with by the Company or Seller, respectively, pursuant to Article VII of this Agreement prior to the Closing Date shall have been duly performed and complied with in all material respects (provided, that Seller shall have performed and complied, in all respects, with its covenants in Section 3.2); and

(c) The Company or Seller shall have delivered, or caused to have been delivered, the items set forth in Section 3.2.

9.4 Frustration of Closing Conditions. None of Buyer, the Company, or Seller may rely on the failure of any condition set forth in Section 9.1, Section 9.2 or Section 9.3 as the case may be, to be satisfied if such failure was primarily caused by such Party’s breach of its obligations to consummate the Transactions as required by the provisions of this Agreement, including Section 7.4. If prior to the Closing, any Party (the “Waiving Party”) has knowledge of any breach by any other Party of any representation, warranty, agreement or covenant contained in this Agreement, the effect of which breach is a failure of any condition to the Waiving Party’s obligations set forth in this Article IX and the Waiving Party proceeds with the Closing, the Waiving Party shall be deemed to have waived such breach and the Waiving Party and its successors, assigns and Affiliates shall not be entitled to assert any other claim, right or remedy for any Losses arising from any matters relating to such condition or breach, notwithstanding anything to the contrary contained in this Agreement or in any document delivered pursuant hereto.

ARTICLE X

TERMINATION OF AGREEMENT

10.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a) by mutual written consent of Buyer and Seller;

(b) by Buyer, by providing written notice to Seller, if (1) there has been a violation or breach by Seller or the Company of any covenant, representation or warranty contained in this Agreement that causes any of the conditions set forth in Sections 9.3(a) or 9.3(b) not to be satisfied by, or to be incapable of being satisfied by, the End Date (as may be extended) and (2) (A) such violation or breach has not been waived in writing by Buyer; and (B) Seller or the Company, as applicable, has not cured such violation or breach within ten (10) Business Days (or by midnight Central Time on the date that is the third (3rd) day prior to the End Date (as extended, if applicable), if sooner) after receiving written notice thereof from Buyer; provided, however, that Buyer shall not be entitled to terminate this Agreement pursuant to this Section 10.1(b) if there has been a violation or breach by Buyer of this Agreement that has primarily caused any of the conditions set forth in Sections 9.2(a) or 9.2(b) not to be satisfied;

(c) by Seller, by providing written notice to Buyer, if (1) there has been a violation or breach by Buyer of any covenant, representation or warranty contained in this Agreement that causes any of the conditions set forth in Sections 9.2(a) or 9.2(b) not to be satisfied by, or to be incapable of being satisfied by, the End Date (as may be extended) and (2) (A) such violation or breach has not been waived in writing by Seller; and (B) Buyer has not cured such violation or breach within ten (10) Business Days (or by midnight Central Time on the date that is the third (3rd) day prior to the End Date (as extended, if applicable), if sooner) after receiving written notice thereof from Seller (provided, however, that the failure of Buyer to make any payment required by Section 3.3, shall not be subject to a cure period unless otherwise agreed to in writing by Seller); provided, however, that Seller shall not be entitled to terminate this Agreement pursuant to this Section 10.1(c) if there has been a violation or breach by the Company or Seller of this Agreement that has primarily caused any of the conditions set forth in Sections 9.3(a) or 9.3(b) not to be satisfied;

(d) by either Buyer or Seller, by providing written notice to the other Party, if:

(i) any Governmental Authority shall have enacted, promulgated, issued, entered or enforced any Order permanently enjoining, restraining or prohibiting the Transactions, which shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 10.1(d)(i) shall not be available to any Party whose violation or breach of this Agreement was the primary cause of, or primarily resulted in, such Order; or

(ii) the Transactions have not been consummated by the End Date; provided, however, the right to terminate this Agreement pursuant to this Section 10.1(d)(ii) shall not be available to Seller or to Buyer where the failure of the Company or Seller (in the case of Seller) or the failure of Buyer (in the case of Buyer), as applicable, to fulfill its obligations under this Agreement has been the proximate cause of the failure of the Closing to occur by the End Date; provided, further, that (A) Buyer shall not have the right to terminate this Agreement pursuant to this Section 10.1(d)(ii) in the event that Seller or the Company has initiated an Action prior to the End Date to specifically enforce this Agreement pursuant to Section 13.13, and (B) Seller shall not have the right to terminate this Agreement pursuant to this Section 10.1(d)(ii) in the event that Buyer has initiated an Action prior to the End Date to specifically enforce this Agreement pursuant to Section 13.13, in each case, while such proceedings are still pending; and provided, further, that, if on the End Date the conditions to Closing set forth in Section 9.1(a) or Section 9.1(b) (in the case of Section 9.1(b), only as a result of any Order arising under the HSR Act or any other Antitrust Law) shall not have been satisfied or waived but all other conditions to Closing shall have been satisfied or waived (or, in the case of conditions that by their nature are to be satisfied at the Closing shall be capable of being satisfied on such date), then the End Date will be automatically extended to by six (6) additional months.

10.2 Effect of Termination.

(a) Subject to the second sentence of this Section 10.2(a) and Section 10.2(c), if any Party validly terminates this Agreement pursuant to Section 10.1, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party, except for Sections 7.2(b) and (c), Section 8.1, this Article X, Article XI, Article XIII and the Confidentiality Agreement, which shall each survive the termination of this Agreement in accordance with their terms. Notwithstanding the foregoing, termination of this Agreement in accordance with Section 10.1 shall not relieve any Party from liability as a result of Fraud or a knowing and willful breach by such party of any of its representations, warranties, covenants or other agreements set forth in this Agreement prior to the time of such termination. Upon any termination of this Agreement, Buyer shall comply with its obligations under the Confidentiality Agreement with respect to the return and destruction of confidential information, and for the avoidance of doubt, no termination of this Agreement shall terminate or otherwise limit or restrict the rights and remedies pursuant to the Confidentiality Agreement.

(b) If the Parties terminate this Agreement pursuant to Section 10.1(a), neither Party shall be entitled to recover any damages, costs or termination fees in connection with such termination and such termination shall be the Parties’ sole and exclusive remedy, except in the event of Fraud by a Party of any of its representations, warranties, covenants or other agreements set forth in this Agreement prior to the time of termination.

(c) Without limiting the rights of the Company or Seller to bring an action to compel specific performance by another Party of its obligations under this Agreement in accordance with Section 13.13 or the Guarantee, in the event that this Agreement is terminated by (i) Seller in accordance with Section 10.1(c), (ii) Buyer at a time when Seller may terminate this Agreement in accordance with Section 10.1(c), or (iii) any of Buyer or Seller, pursuant to Sections 10.1(d)(i) (as a result of a final Order with respect to Antitrust Laws) or 10.1(d)(ii), Buyer shall, as promptly as reasonably practicable (and, in any event, within two (2) Business Days) following such termination, pay, or cause to be paid, to the Company an amount equal to $15,400,000 plus all fees and expenses incurred by the Company and Seller in connection with the preparation, negotiation and entry into this Agreement and the Ancillary Agreements, the performance of their obligations hereunder and thereunder and enforcing the payment obligations described in this Section 10.2(c) (collectively, the “Termination Fee”).

(d) The Parties agree that if this Agreement is terminated pursuant to Section 10.1 and Seller elect to recover the Termination Fee pursuant to Section 10.2(c), absent Fraud or a knowing and willful breach of Buyer, payment of the Termination Fee in accordance with the terms hereof shall be deemed to be liquidated damages and the sole and exclusive monetary remedy for any claims arising from such termination. The Company and Seller may pursue both a grant of specific performance in accordance with (and subject to the limitations set forth in) Section 13.13 and the payment of the Termination Fee and the fees and expenses pursuant to Section 10.2(c); provided, that under no circumstances shall the Company or Seller be permitted or entitled to receive both a grant of specific performance resulting in the Closing and of payment of the Termination Fee. If payment of the Termination Fee to Seller is required hereunder, then (notwithstanding this Agreement or the Confidentiality Agreement) Seller and the Company shall have the right to discuss with current and prospective bidders and financing sources (including their respective Affiliates and advisors) this Agreement, the Parties, termination hereof and the basis for such termination.

ARTICLE XI

SURVIVAL; REMEDIES

11.1 Survival of Representations, Warranties and Covenants. Notwithstanding anything to the contrary in this Agreement, any Ancillary Agreement or any Certificate or Schedule delivered pursuant hereto or thereto, the Parties hereby agree that none of the representations, warranties, covenants or agreements set forth in this Agreement, any Ancillary Agreement or in any Certificate or Schedule delivered pursuant hereto or thereto will survive the Closing, other than (i) the covenants and agreements set forth in Article VIII, Article XII or Article XIII that are required to be performed after the Closing (collectively, the “Surviving Covenants”), (ii) Section 4.25, Section 5.6, and Section 6.11); provided, that Buyer’s obligation to pay the Closing Date Consideration and deliver the other consideration contemplated by this Agreement shall survive the Closing until fully satisfied in accordance with the terms hereof, or (iii) in the event of Fraud of such Party. The Surviving Covenants will survive the Closing only in accordance with the terms thereof, and, after the Closing, there will be no liability on the part of, nor will any claim be made by, any Party or any of their respective Affiliates in respect of (a) any covenant or agreement in this Agreement to be performed prior to the Closing (including any covenant set forth in Article VII) or (b) any representation or warranty in this Agreement. It is the express intent of the Parties that the survival of the representations and warranties and pre-Closing covenants in this Agreement and any other purported representation, warranty or covenant (other than Surviving Covenants) and the associated right to bring a claim for a breach of such representations, warranties or covenants) is shorter than the statute of limitations that would otherwise have been applicable to such representations, warranties or covenants, and, by Contract, the applicable statute of limitations with respect to such representations, warranties or covenants (and the associated right to bring a claim for a breach of such representations, warranties or covenants) are hereby reduced so they terminate at the Closing, as provided in this Section 11.1. The terms of this Agreement were specifically bargained-for among the Parties and were taken into account by the Parties in arriving at the Closing Date Consideration. Each of the Parties acknowledges that this Agreement results from arm’s-length negotiations among the Parties and embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations.

11.2 Exclusive Remedies.

(a) From and after the Signing Date until the Closing, Buyer’s and its Nonparty Affiliates’ sole and exclusive remedy against the Company, Seller Representative, Seller and each of their respective Nonparty Affiliates (including the Beneficial Owners), whether in any individual, corporate or any other capacity, with respect to any and all claims relating (directly or indirectly) to this Agreement, any Ancillary Agreement, any Certificate or Schedule delivered pursuant hereto or thereto or the transactions contemplated hereby or thereby, or the operation of the Company or its business or otherwise (whether arising under or based upon any of the foregoing, any Law or otherwise), regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity (including any right to seek indemnification, contribution, rescission, cost recovery, damages or losses, or any other recourse or remedy, including as may arise under common law, on public policy or strict liability grounds, under any Law or otherwise) (each such claim, a “Transaction Claim”), shall be solely pursuant to the provisions of Article X or Section 13.13 in accordance with the terms hereof.

(b) From and after the Closing, Buyer’s, the Company’s and each of their respective Nonparty Affiliates’ sole and exclusive remedy and recourse against Seller Representative and Seller with respect to any Transaction Claim shall be (in each case, subject to the limitations set forth in this Agreement): (i) the right to specific performance pursuant to Section 13.13 or to recover from the R&W Insurance Policy, (ii) any breach of Contract damages (other than punitive, indirect, consequential and exemplary damages, which are hereby expressly waived and released) solely with respect to a breach of any Surviving Covenant to the extent provided in Section 11.1 (provided that disputes under Section 2.3 will solely be resolved in accordance with the dispute mechanism set forth in Section 2.3(d)) or (iii) in the case of Fraud, the right to assert a claim for Fraud solely against the Party that committed such Fraud (such rights contemplated by the immediately foregoing clauses (i), (ii) and (iii), the “Preserved Claims”).

(c) IN FURTHERANCE OF THE FOREGOING AND EXCEPT TO THE EXTENT OF AND WITH RESPECT TO ANY ACTIONS ARISING FROM OR RELATING TO ANY PRESERVED CLAIM (IN THE CASE OF BUYER BUT NO OTHER RELEASING PARTY), FROM AND AFTER THE CLOSING, EACH OF BUYER AND THE COMPANY (ON THEIR OWN BEHALF AND ON BEHALF OF THE OTHER RELEASING PARTIES) HEREBY (I) COVENANTS AND AGREES THAT IT WILL NOT, DIRECTLY OR INDIRECTLY, ASSERT OR OTHERWISE BRING, COMMENCE OR INSTITUTE, OR CAUSE TO BE BROUGHT, COMMENCED, OR INSTITUTED, ANY TRANSACTION CLAIM, AND (II) WAIVES, TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW, ANY AND ALL TRANSACTION CLAIMS.

(d) THE PROVISIONS IN THIS ARTICLE XI SHALL BE ENFORCEABLE REGARDLESS OF WHETHER THE LIABILITY IS BASED UPON PAST, PRESENT, OR FUTURE ACTS, CLAIMS, OR LAWS AND REGARDLESS OF WHETHER ANY PERSON (INCLUDING THE PERSON FROM WHOM RELIEF IS SOUGHT) ALLEGES OR PROVES THE SOLE, CONCURRENT, CONTRIBUTORY, OR COMPARATIVE NEGLIGENCE OF THE PERSON SEEKING RELIEF, OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED UPON THE PERSON SEEKING RELIEF.

ARTICLE XII

TAX MATTERS

12.1 Administration of Tax Matters.

(a) Seller shall prepare and timely file, or cause to be timely filed, for the Company, with reasonable assistance from the Company, all Tax Returns with respect to income Taxes for taxable years ending on or before the Closing Date, and all Tax Returns with respect to income Taxes of Seller that includes the operations of the Company. Each such Tax Return shall be prepared on a basis consistent with past practice of the Company except to the extent otherwise required in order to be supportable at a “more likely than not” (or higher) confidence level under applicable Law. Seller shall, at least twenty (20) days prior to filing such Tax Return(s), provide a copy of such Tax Return(s) to Buyer for its review and comment. Buyer shall, within ten (10) days of receiving such Tax Return(s), advise Seller regarding any matters in such Tax Return(s) with which it reasonably disagrees and Seller shall consider in good faith any reasonable comments made by Buyer. To the extent applicable, Seller shall make an election under Revenue Procedure 2011-29 to deduct seventy percent (70%) of any Selling Expenses or other similar expenses that are success-based fees as defined in Treasury Regulation Section 1.263(a)-5(f). To the extent permitted by applicable Law at a “more likely than not” (or higher) confidence level, all Transaction Deductions shall be included on the Tax Return of Seller for the Tax year that includes the Closing Date and shall not be included on a Tax Return of the Company for any Tax period (or portion of a Straddle Period) beginning after the Closing Date.

(b) Buyer shall prepare and timely file, or cause to be timely filed, all Tax Returns of the Company (other than Tax Returns prepared by Seller pursuant to this Section 12.1) for any Pre-Closing Tax Period or Straddle Period. Each such Tax Return shall be prepared on a basis consistent with past practice of the Company except to the extent otherwise required in order to be supportable at a “more likely than not” (or higher) confidence level under applicable Law. Buyer shall, reasonably in advance of filing any such Tax Return that relates in part to a Pre-Closing Tax Period, provide a copy of such Tax Return to Seller and Seller Representative for their review and comment. Seller or Seller Representative shall, within twenty (20) days of receiving such Tax Return, advise Buyer regarding any matters in such Tax Return with which it reasonably disagrees, and Buyer shall consider in good faith any reasonable comments of Seller or Seller Representative in the Tax Return actually filed. Except for the first sentence hereof, the provisions of this Section 12.1(b) shall not apply after the date that the final Adjusted Closing Date Consideration is determined.

12.2 Allocation of Liability for Taxes. For all purposes of this Agreement, in the case of any Taxes that are attributable to a Straddle Period, the amount of Taxes attributable to the Pre-Closing Tax Period shall be determined as follows:

(a) In the case of ad valorem, property, or franchise or similar Taxes imposed on the Company based on capital or number of shares of stock authorized, issued or outstanding, the portion attributable to the Pre-Closing Tax Period shall be the amount of such Taxes for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Tax Period and the denominator of which is the number of days in the entire taxable period.

(b) In the case of all other Taxes, the portion attributable to the Pre-Closing Tax Period shall be determined on the basis of an interim closing of the books of Company as of the Closing Date, and the determination of the hypothetical Tax for such Pre-Closing Tax Period shall be determined on the basis of such interim closing of the books; provided, however, that (i) exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on and including the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each such period relative to the entire taxable period, and (ii) any item of deduction attributable to Transaction Deductions shall be allocated to the Pre-Closing Tax Period to the extent permitted by Law at a “more likely than not” (or higher) confidence level.

12.3 Cooperation; Audits.

(a) In connection with the preparation and filing of Tax Returns, audit examinations, and any Actions relating to the Tax liabilities imposed on the Company (or any successor(s) thereof), Buyer, Seller and Seller Representative shall cooperate fully with each other, including the furnishing or making available during normal business hours of records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful for the preparation of such Tax Returns, the conduct of audit examinations or the pursuit or defense of Actions by Taxing Authorities as to the imposition of Taxes. Buyer shall and shall cause the Company to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations (including any extension thereof) for the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority.

(b) Seller and Seller Representative shall have the right to control any audit of, or claim against, the Company by any Taxing Authority or other Person to the extent that such audit or claim is with respect to Pass-Through Taxes for a Pre-Closing Tax Period: provided that Seller and/or Seller Representative (as applicable) shall provide Buyer the opportunity to participate at its own expense in such claim and provided further that neither Seller nor Seller Representative shall not settle any such claim without the consent of Buyer, not to be unreasonably withheld, conditioned or delayed.

(c) Buyer and Seller (as applicable) shall, upon request, use commercially reasonable efforts to obtain any certificate or other document from any Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the Transactions).

12.4 Tax Refunds; Amended Tax Returns.

(a) Except to the extent reflected as an asset in Final Net Working Capital, Seller (or the Beneficial Owners) will be entitled to any Tax refunds (including any interest received thereon) attributable to Taxes of the Company for a Pre-Closing Tax Period that are received by Buyer or the Company, and any amounts credited against a Tax of the Company for a Pre-Closing Tax Period to which Buyer or the Company become entitled after the Closing Date that (i) relate to (A) an income Tax on a Tax Return filed pursuant to Section 12.1, or (B) a Tax Refund set forth on Schedule 12.4 with respect to which a claim for a refund or credit had been filed prior to the Signing Date, (ii) are not attributable to a carryback from a taxable period (or portion thereof) beginning after the Closing Date, (iii) are attributable to a Tax paid on or before the Closing Date or borne by Seller (or the Beneficial Owners) under this Agreement, and (iv) that are received within three (3) years after the Closing Date. Buyer will pay over to the Paying Agent for further distribution (or if directed by Seller Representative, to the Beneficial Owners in accordance with each such Beneficial Owner’s Pro Rata Share) any such refund or the amount of any such credit, less the amount of any reasonable out-of-pocket expenses incurred by Buyer in obtaining such amounts and any Taxes directly resulting (or reasonably estimated to directly result from) from the receipt of such refund or credit, as soon as reasonably practicable after actual receipt of such refund or credit against Tax. Buyer shall seek such refunds at the Seller Representative’s request, and the Seller Representative shall use commercially reasonable efforts to cooperate with Buyer in obtaining such refunds, including through Buyer’s filing of amended Tax Returns or refund claims as prepared by Seller, at Seller Representative’s expense.

(b) Without Seller Representative’s prior written consent, Buyer shall not make or cause the Company to make any voluntary disclosure with respect to Taxes of the Company that relate to a Pre-Closing Tax Period; provided that after the date that the final Adjusted Closing Date Consideration is determined, the foregoing will not apply. Neither Buyer nor any of its Affiliates shall extend or waive the statute of limitations or amend, refile, revoke or otherwise modify any Tax Return or Tax election of the Company (or any successor(s) thereof) with respect to a Pre-Closing Tax Period without the prior written consent of Seller Representative provided that after the date that the final Adjusted Closing Date Consideration is determined, the foregoing will not apply. Notwithstanding the foregoing, if Buyer believes that applicable Law requires the Company to take an action described above at a “more likely than not” (or higher) confidence level, Buyer shall deliver written notice to Seller Representative setting forth the legal basis for determining that such action is required and Seller Representative shall notify Buyer within 20 days if it agrees or disagrees with such conclusion and the legal basis therefor; provided, that, if Seller Representative does not agree with Buyer’s conclusion, then such disagreement shall be promptly submitted to and resolved by the Accounting Firm (with the fees and expenses of the Accounting Firm borne by Seller Representative and Buyer in accordance with Section 2.3(d), mutatis mutandis); and provided further, that, if the Accounting Firm determines that applicable Law requires any action described in this Section 12.4(b) to be taken, then Buyer shall have the right to take such action or cause such action to be taken.

12.5 Allocation of Consideration; Intended Tax Treatment.

(a) The consideration for Tax purposes paid by Buyer for the Purchased Equity, including any liabilities assumed or deemed assumed by Buyer and any other amounts treated as consideration for Tax purposes, shall be allocated among the assets of the Company for Tax purposes in accordance with the methodology set forth on Schedule 12.5 and Section 1060 of the Code. Within sixty (60) days following the final determination of the Final Closing Statement, Buyer shall provide to Seller Representative a schedule allocating the consideration for Tax purposes among the assets of the Company (the “Allocation Schedule”). The Allocation Schedule will be prepared in accordance with the methodology set forth on Schedule 12.5 and Section 1060 of the Code. If within the thirty (30) days of receiving the Allocation Schedule, Seller Representative has not objected, the Allocation Schedule shall be final and binding. If within thirty (30) days, Seller Representative objects to the Allocation Schedule, Seller Representative and Buyer shall cooperate in good faith to resolve their differences, provided that if after thirty (30) days, Seller Representative and Buyer are unable to agree, the Parties shall retain the Accounting Firm to resolve their dispute, provided that the Accounting Firm shall be instructed to utilize the methodologies for determining fair market sale as set forth on Schedule 12.5. The determination of the Accounting Firm shall be final and binding on the Parties. The cost of the Accounting Firm shall be shared equally by Seller Representative, on the one hand, and Buyer, on the other hand. Buyer and Seller Representative shall make appropriate adjustments to the Allocation Schedule, as finally determined, to reflect changes in the Closing Date Consideration (or other relevant amounts).

(b) Buyer and Seller Representative agree for U.S. federal (and where applicable, state and local) income Tax purposes to treat (i) the Pre-Signing Restructuring, together with the QSub Election, as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, (ii) the Conversion as having no effect (other than converting the Company from a “qualified subchapter S subsidiary” of Seller to an entity disregarded as separate from Seller within the meaning of Treasury Regulation Section 301.7701-3(b)(2)), and (iii) Buyer’s purchase of the Purchased Equity as a purchase of the Company’s underlying assets for U.S. federal income Tax purposes. (the “Intended Tax Treatment”).

(c) Buyer and Seller shall file all Tax Returns (and shall cause the Company and their respective Affiliates to file all Tax Returns) consistently with the Intended Tax Treatment and related forms and the Allocation Schedule (as appropriately adjusted) and to not take any position during the course of any audit or other Action that is inconsistent with such election, forms, or schedule, unless required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

12.6 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including any penalties and interest) incurred in connection with the sale of the Purchased Equity to Buyer under this Agreement, shall be borne by Buyer, and Buyer shall file all necessary Tax Returns and other documentation with respect to all such Taxes and fees. Buyer shall promptly pay when due all such required amounts to the appropriate Taxing Authority.

ARTICLE XIII

MISCELLANEOUS AND GENERAL

13.1 Expenses. Whether or not the Transactions are consummated, all costs and expenses (including all legal, accounting, broker, finder or investment banker fees) incurred in connection with this Agreement and the Transactions are to be paid by the Party incurring such expenses, except as expressly provided herein.

13.2 Successors and Assigns. This Agreement is binding upon and inures to the benefit of the Parties and their respective successors and permitted assigns, but is not assignable by any Party without the prior written consent of the other Parties (and after the Closing, the Seller Representative); provided, further, that (i) Buyer may, without the consent of any other Party, assign this Agreement and its rights hereunder, (a) to one or more of its Affiliates; provided, that no such assignment shall relieve Buyer of any obligation hereunder except to the extent actually performed or satisfied by the applicable assignee(s) or (b) following the Closing, as a security interest to any lender providing financing to Buyer; and (ii) Seller Representative may, without the consent of any other Party, assign this Agreement and its rights hereunder to a successor Seller Representative in accordance with this Agreement.

13.3 Third-Party Beneficiaries. Other than Section 8.3, Section 8.5, Section 13.16, or Article XI of this Agreement, each Party intends that this Agreement does not benefit or create any right or cause of action in or on behalf of any Person other than the Parties, Seller Representative, the Guarantor and the Beneficial Owners.

13.4 Further Assurances. From and after the Closing, the Parties shall execute such further instruments and take such further actions as may reasonably be necessary to carry out the intent of this Agreement. Each Party shall cooperate affirmatively with the other Parties, to the extent reasonably requested by such other Parties, to enforce rights and obligations herein provided. The “reasonably necessary actions” and “reasonably requested cooperation” shall not require Seller or the Company or any of their respective Affiliates to expend money to remedy any breach of any representation or warranty hereunder, to commence any litigation or arbitration proceeding, to offer or grant or otherwise provide any accommodation (financial or otherwise) to any Person.

13.5 Notices. Any notice or other communication provided for herein or given hereunder to a Party must be in writing, and will be deemed given (a) on the date sent when transmitted by email with electronic confirmation of receipt, (b) on the date delivered when delivered in person, (c) four (4) Business Days following mailing if mailed by first class registered or certified mail, postage prepaid, or (d) on the next Business Day if sent by Federal Express or other overnight courier of national reputation, in each case, if addressed as follows:

If to Buyer or, after the Closing, the Company: Loar Group Inc. 20 New King St, White Plains, NY 10604 Attention: Dirkson Charles and Sean Peppard Email: [ * * * ]	If to Company or Seller before the Closing: Applied Avionics, Inc. 3201 Sandy Lane Fort Worth, Texas 76112 Attention: Loren Jensen Email: [ * * * ]

with a copy (which will not constitute notice) to:

Benesch, Friedlander, Coplan & Aronoff LLP

127 Public Square, Suite 4900

Cleveland, OH 44114

Attention: Jennifer Stapleton

Email: jstapleton@beneschlaw.com

with a copy (which will not constitute notice) to: Haynes and Boone, LLP 2801 N. Harwood Street, Suite 2300 Dallas, Texas 75201 Attention: J. Brent Beckert Email: Brent.Beckert@haynesboone.com

If to Seller after Closing: AAI Holdings, Inc. 3201 Sandy Lane Fort Worth, Texas 76109 Attention: Matt Hawkins Email: [ * * * ]

with a copy (which will not constitute notice) to:

Haynes and Boone, LLP

2801 N. Harwood Street, Suite 2300

Dallas, Texas 75201

Attention: J. Brent Beckert

Email: Brent.Beckert@haynesboone.com

If to Seller Representative:

c/o Shareholder Representative Services LLC

950 17th Street, Suite 1400

Denver, CO 80202

Attention: Managing Director

Email: deals@srsacquiom.com

with a copy (which will not constitute notice) to Seller and:

Haynes and Boone, LLP

2801 N. Harwood Street, Suite 2300

Dallas, Texas 75201

Attention: J. Brent Beckert

Email: Brent.Beckert@haynesboone.com

or to such other address with respect to a Party as such Party notifies the other in writing as above provided.

13.6 Complete Agreement. This Agreement and the Schedules and Exhibits hereto and the Ancillary Agreements, together with the Confidentiality Agreement, contain the complete agreement between the Parties with respect to the transactions contemplated hereby and thereby and supersede all prior agreements and understandings between the Parties with respect to the subject matter of this Agreement. The Parties agree that prior drafts of this Agreement and the other documents contemplated hereby will be deemed not to provide any evidence as to the meaning of any provision hereof or thereof or the intent of the Parties with respect hereto or thereto.

13.7 Captions. The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement.

13.8 Amendment. This Agreement may be amended or modified only by an instrument in writing specifically designated as an amendment hereto, duly executed by the Company, Seller Representative, and Buyer.

13.9 Waiver. At any time prior to the Closing Date, the Company, Seller and Buyer may (a) extend the time for the performance of any of the obligations or other acts of the Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein, to the extent permitted by applicable Law. Any agreement to any such extension or waiver will be valid only if set forth in a writing signed by the Company, Seller Representative, and Buyer. No failure of any Party to exercise any power given to such Party under this Agreement, or to insist upon strict compliance with any provision of this Agreement, and no custom or practice at variance with the terms of this Agreement shall constitute a waiver of any such Party’s right to demand strict compliance with the terms of this Agreement.

13.10 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) Governing Law. This Agreement and its negotiation, execution, performance or non-performance, interpretation, termination, construction and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of, or relate to this Agreement, or the negotiation and performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in connection with this Agreement or as an inducement to enter this Agreement) shall be governed by, interpreted under, and construed and enforced in accordance with, the internal Laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or of any other jurisdiction) that would cause the application or borrowing of the laws of any jurisdiction other than the State of Delaware.

(b) Jurisdiction. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court sitting in the State of Delaware. Consistent with the preceding sentence, each of the Parties hereby (a) submits to the exclusive jurisdiction of any federal or state court sitting in New Castle County, Delaware for the purpose of any Action arising out of or relating to this Agreement brought by any Party and (b) irrevocably waives, and agrees not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above-named courts.

(c) Waiver of Jury Trial. To the extent not prohibited by applicable Law which cannot be waived, each of the Parties waives and covenants that it will not assert (whether as plaintiff, defendant or otherwise) any right to trial by jury in any forum in respect of any issue, action, claim, cause of action, suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or the subject matter hereof or in any way connected with or related or incidental to the Transactions, in each case whether now existing or hereafter arising. Each Party acknowledges that it has been informed by the other Party that this Section 13.10 constitutes a material inducement upon which the Parties are relying and will rely in entering into this Agreement and any other agreements relating hereto or contemplated hereby. Any Party hereto may file an original counterpart or a copy of this Section 13.10 with any court as written evidence of the consent of each such party to the waiver of its right to trial by jury.

13.11 Severability. So long as the economic and legal substance of the Transactions are not affected in any manner materially adverse to any Party, any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is determined by a court of competent jurisdiction to be unenforceable, Buyer, the Company, Seller and Seller Representative (after the Closing) shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

13.12 Counterparts. This Agreement and all other documents related hereto may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement. The execution of this Agreement and any agreement or instrument entered into in connection with this Agreement, and any amendment hereto or thereto, by any of the Parties may be evidenced by way of an electronic transmission of such Party’s signature, and such electronically transmitted signature shall be deemed to constitute the original signature of such Party.

13.13 Specific Performance. Each of the Parties acknowledges that its obligations hereunder are unique and that remedies at law, including monetary damages, will be inadequate in the event it should default in the performance of its obligations hereunder. Accordingly, in the event of any breach of any agreement, representation, warranty or covenant set forth in this Agreement, Buyer, in the case of a breach by the Company or Seller, and the Company, in the case of a breach by Buyer, shall be entitled to equitable relief, without posting of bond or other security, including in the form of an injunction or orders for specific performance to prevent breaches of this Agreement and to order the defaulting Party to affirmatively carry out its obligations under this Agreement, and each of the Parties hereby waives any defense to the effect that a remedy at law would be an adequate remedy for such breach. Such equitable relief shall be in addition to any other remedy to which each of the Parties are entitled to at law or in equity as a remedy for such nonperformance, breach or threatened breach. The foregoing shall not be deemed to be or construed as a waiver or election of remedies by any of the Parties.

13.14 Other Definitional and Interpretive Matters.

(a) Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(i) Agreement. The term “this Agreement” means this Purchase Agreement together with the Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms of this Agreement.

(ii) Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(iii) Dollars. Any reference in this Agreement to $ shall mean U.S. dollars.

(iv) Exhibits/Schedules. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

(v) Gender and Number. Words of masculine gender will also include the feminine and neutral genders, and vice versa. Words imparting the singular number will also include the plural, and vice versa.

(vi) Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

(vii) Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole, including the Schedules and Exhibits, and not merely to any particular section, subsection, paragraph, subparagraph, clause or subdivision in which such words appear unless the context otherwise requires.

(viii) Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(ix) Agreements and Instruments. Any reference to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof.

(b) The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

13.15 Disclosure Schedules. The Schedules have been arranged, for purposes of convenience only, as separately titled Schedules corresponding to the Sections of this Agreement. Notwithstanding anything to the contrary contained in the Schedules or in this Agreement or the omission of any cross reference thereto, the information and disclosures contained in any Schedule shall be deemed to be disclosed and incorporated by reference in any other Schedule as though fully set forth in such Schedule for which applicability of such information and disclosure is reasonably apparent on its face. The fact that any item of information is disclosed in any Schedule: (a) shall not be construed to mean that such information is required to be disclosed by this Agreement; (b) shall not be construed as or constitute an admission, evidence or agreement that a violation, right of termination, default, non-compliance, liability or other obligation of any kind exists with respect to any item; (c) with respect to the enforceability of contracts with third-parties, the existence or non-existence of third-party rights, the absence of breaches or defaults by third-parties, or similar matters or statements, is intended only to allocate rights and risks among the Parties and is not intended to be admissions against interests, give rise to any inference or proof of accuracy, be admissible against any Party by any Person who is not a Party, or give rise to any claim or benefit to any Person who is not a Party; (d) shall not be deemed or interpreted to broaden or to narrow the representations and warranties, obligations, covenants, conditions or agreements of the Company or Seller contained in this Agreement; and (e) does not waive any attorney-client privilege associated with such item or information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed herein. Unless the context otherwise requires (for example, a Schedule corresponds to a representation and warranty that requires disclosure of information that is “material” or that would reasonably be expected to constitute a “Material Adverse Effect”), such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Material Adverse Effect” or other similar terms in this Agreement. Neither the specifications of any dollar amount in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Seller Disclosure Schedules and/or the Company Disclosure Schedules is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no Person shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in the Seller Disclosure Schedules or the Company Disclosure Schedules is or is not material for purposes of this Agreement.

13.16 Independent Legal Counsel; Continuing Representation. Each Party (collectively, the “Consenting Parties”) has had the benefit of independent legal counsel with respect to the preparation of this Agreement. This Agreement expresses the mutual intent of the Consenting Parties and each Consenting Party has participated equally in its preparation. Accordingly, the rule on construction against the drafting party shall have no application to this Agreement. The Consenting Parties acknowledge and agree that at all times relevant hereto up to the Closing, Haynes and Boone, LLP (“H&B”) has represented only the Company. If, subsequent to the Closing, any dispute were to arise relating in any manner to this Agreement or any other agreement between Seller, Seller Representative or any former holder of any equity interest in the Company (including the Beneficial Owners), on the one hand, and Buyer or its respective Affiliates (including the Post-Closing Company), on the other hand, to the extent relating to this Agreement or any of the Transactions (a “Dispute”), Buyer (on its own behalf and on behalf of its Representatives and Affiliates, including the Post-Closing Company) hereby consents to H&B’s representation of Seller (and/or any former holder of any equity interest in the Company, including the Beneficial Owners) in such Dispute, including matters that are adverse or potentially adverse to the interests of Buyer or its Representatives or Affiliates, including the Post-Closing Company. Buyer (on its own behalf and on behalf of its representatives and Affiliates, including the Post-Closing Company) also acknowledges and agrees that H&B has been and will be providing legal advice to the Company, Seller Representative, Seller and the Beneficial Owners in connection with the Agreement and any Transactions and in such capacity, will have had confidential and/or privileged communications between H&B, on the one hand, and the Company, Seller, Seller Representative and the Beneficial Owners, on the other hand, including written and electronic communications between or among H&B, on the one hand, and any current or former equityholders, directors, officers, advisory firm, and/or employees of the Company, relating to this Agreement and any Transactions which predate the Closing (collectively, the “Privileged Materials”). Buyer (on its own behalf and on behalf of its representatives and Affiliates, including the Post-Closing Company) further acknowledges and agrees that, at and after the Closing, the Privileged Materials belong solely to Seller and/or Seller Representative (and/or any former holder of any equity interest in the Company), as applicable, and any privilege or other right related to the Privileged Materials, including the attorney-client privilege and the expectation of client confidences, shall be owned and controlled solely by Seller and/or Seller Representative (and/or any former holder of any equity interest in the Company) and shall not pass to or be claimed by Buyer or its respective Affiliates (including the Post-Closing Company). In furtherance of the foregoing, the Consenting Parties agree to take the steps necessary to ensure that any and all privileges attaching to the Privileged Materials shall survive the Closing, remain in effect and be owned and controlled solely by Seller and/or Seller Representative (and/or any current or former holder of any equity interest in the Company). Buyer (on its own behalf and on behalf of its representatives and Affiliates, including the Post-Closing Company) also agrees that it will not directly or indirectly obtain or seek to obtain from H&B any such Privileged Materials (or assist any other Person to do so) and agree not to access, review, use or rely on any Privileged Materials in any Dispute involving any of the Parties after the Closing. Furthermore,

Buyer (on its own behalf and on behalf of the Post-Closing Company) agrees that in the event of a dispute between Buyer and the Company under this Agreement, neither of Buyer nor the Post-Closing Company will assert any privilege (including the attorney-client privilege) that would deny to Seller Representative reasonable access to, or copies of, any materials, communications or other information reasonably relevant to Seller or Seller Representative’s pursuit or defense of such claim, and agrees to direct its attorneys and other representatives to provide such access and copies. Notwithstanding the foregoing, in the event that a dispute arises between Buyer or any of its Affiliates (including the Company after the Closing) and a third party (other than a Party to this Agreement or any of its Affiliates) after the Closing, Buyer and its Affiliates may assert the attorney-client privilege to prevent disclosure of confidential communications by counsel to such third party, provided, however, that neither Buyer nor any of its Affiliates may waive such privilege without the prior written consent of Seller Representative. This Section 13.16 is for the benefit of Seller, Seller Representative, any current or former holder of any equity interest in the Company, and H&B, and H&B and the current or former holders of any equity interest in the Company are intended third party beneficiaries of this Section 13.16. This Section 13.16 shall survive the Closing indefinitely and shall be irrevocable. Buyer acknowledges that it has had adequate opportunity to consult with counsel of its choosing, and has consulted with such counsel, in connection with its decision to agree to the terms of this Section 13.16.

13.17 Fraud. For the avoidance of doubt, the definition of Fraud in this Agreement does not include, and no claim may be made by any Person in relation to this Agreement or the Transactions, for (a) constructive fraud or other claims based on constructive knowledge, negligence, misrepresentation, or similar theories, or (b) reckless disregard, equitable fraud, promissory fraud, unfair dealings fraud or similar theories.

13.18 Related Party Liability. All Actions (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out of or because of, be connected with, or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and are those solely of) the Persons that are expressly identified as Parties (each, a “Contracting Party”). No Person who is not a Contracting Party, including any past, present or future director, manager, officer, employee, incorporator, member, partner, direct or indirect equityholder, Affiliate or Representative of any Contracting Party, or any director, manager, officer, employee, incorporator, member, partner, direct or indirect equityholder, Affiliate or Representative of any of the foregoing, in each case other than any Contracting Party (each, a “Nonparty Affiliate”) will have any liability (whether in contract, tort, equity, strict liability or otherwise) for any of the representations, warranties, covenants, agreements or other obligations or alleged misrepresentation or inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements of any Contracting Party contained in this Agreement, any Ancillary Agreement or any Certificate or Schedule delivered pursuant hereto or thereto based upon, arising under, out of, in connection with, or related to this Agreement (including its negotiation, execution, performance or breach) or for any Actions based on, in respect of, or because of the sale and purchase of the Purchased Equity (including any non-disclosure or misrepresentations made by any such Nonparty Affiliates) or any other Transactions.

13.19 Seller Representative.

(a) Appointment and Authority. Seller Representative, as of the Closing, is hereby appointed and granted the full power and authority, on behalf of Seller and its successors and assigns, for all purposes in connection with this Agreement, and any related agreements, to (i) interpret the terms and provisions of this Agreement and the documents to be executed and delivered in connection herewith, including the Escrow Agreement, (ii) execute and deliver and receive deliveries of all agreements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted to be given in connection with the consummation of the transactions contemplated by this Agreement and the Escrow Agreement, (iii) receive service of process in connection with any claims under this Agreement or the Escrow Agreement, (iv) agree to negotiate, enter into settlements and compromises of, assume the defense of claims, demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims and to take all actions necessary or appropriate in the sole judgment of Seller Representative for the accomplishment of the foregoing, including taking all such actions as may be necessary under Article XI, (v) give and receive notices and communications, (vi) direct the consideration payable in respect of the Purchased Equity, (vii) deduct and/or hold back any funds, which may be payable to Seller and/or the Beneficial Owners pursuant to the terms of this Agreement in order to pay, or establish a reserve for, any amount which may be payable by Seller hereunder, (viii) authorize payment to Buyer of cash from the Working Capital Escrow Amount in satisfaction of claims by Buyer, to object to such payment, or to agree to negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and (ix) take all actions necessary or appropriate in the judgment of Seller Representative on behalf of Seller and the Beneficial Owners in connection with this Agreement, the Escrow Agreement and the other Ancillary Agreements (including distribution of any funds held in the Seller Representative Reserve Fund to the Paying Agent for further distribution to the Seller and/or the Beneficial Owners or other parties). The Seller Representative shall be involved with the payments process, and the Seller Representative shall be the sole counterparty to the Payments Administration Agreement, entered into as of the Closing, between the Seller Representative and Acquiom Financial LLC, a Colorado limited liability company, in its capacity as the payments administrator.

(b) Successors. Such agency may be changed by the holders of a majority of the Purchased Equity from time to time upon not less than five (5) days’ prior written notice to Buyer. Seller Representative, or any successor hereafter appointed, may resign at any time by written notice to Buyer and Seller. A successor Seller Representative may be named by the Beneficial Owners holding a majority of the Purchased Equity. All power, authority, rights and privileges conferred in this Agreement to Seller Representative will apply to any successor Seller Representative.

(c) Liability. The Seller Representative will incur no liability in connection with its services pursuant to this Agreement and any related agreements except to the extent resulting from its gross negligence, bad faith, willful misconduct, or fraud. The Seller Representative shall not be liable for any action or omission taken or omitted to be taken in good faith pursuant to the advice of outside counsel. The Seller shall indemnify the Seller Representative against any reasonable, documented, and out-of-pocket losses, liabilities and expenses (“Representative Losses”) arising out of or in connection with the Seller Representative’s execution and performance of this Agreement and any related agreements, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been caused by the gross negligence, bad faith, willful misconduct, or fraud of the Seller Representative, the Seller Representative will reimburse the Seller the amount of such indemnified Representative Loss to the extent attributable to such gross negligence, bad faith, willful misconduct, or fraud. Representative Losses may be recovered by the Seller Representative from (i) the funds in the Seller Representative Reserve Fund and (ii) any other funds that become payable to the Seller under this Agreement at such time as such amounts would otherwise be distributable to the Seller; provided, that while the Seller Representative may be paid from the aforementioned sources of funds, this does not relieve the Seller from their obligation to promptly pay such Representative Losses as they are suffered or incurred. In no event will the Seller Representative be required to advance its own funds on behalf of the Seller or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of the Seller set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Seller Representative hereunder. The foregoing indemnities will survive the Closing, the resignation or removal of the Seller Representative or the termination of this Agreement.

(d) Authority. Buyer and the Company (after the Closing) shall have the right to rely upon all communications and actions taken by Seller Representative pursuant to this Agreement, any Ancillary Agreement or otherwise related to the Transactions, all of which actions shall be legally binding upon Seller (and pursuant to the Letter Agreement executed among the Beneficial Owners and Seller Representative as of the Closing, upon the Beneficial Owners). Buyer and its Affiliates (including the Company after the Closing) shall not be liable or accountable in any manner for any act or omission of Seller Representative in such capacity.

[Signature pages follow.]

IN WITNESS WHEREOF, Buyer, the Company, Seller and Seller Representative have executed this Agreement to be effective as of the Signing Date.

BUYER:

LOAR GROUP INC.

By:	/s/ Dirkson Charles
Name:	Dirkson Charles
Title:	Chief Executive Officer

Signature Page to Purchase Agreement

COMPANY:

APPLIED AVIONICS, INC.

By:	/s/ Loren Jensen
Name:	Loren Jensen
Title:	President and Chief Executive Officer

Signature Page to Purchase Agreement

SELLER:

AAI HOLDINGS, INC.

By:	/s/ Loren Jensen
Name:	Loren Jensen
Title:	President

Signature Page to Purchase Agreement

SELLER REPRESNTATIVE:

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as Seller Representative

By:	/s/ Corey Quinlan
Name:	Corey Quinlan
Title:	Director, Deal Intake

Signature Page to Purchase Agreement

EXHIBIT A

DEFINED TERMS

The definitions of terms capitalized and used throughout this Agreement are as follows:

“Accounting Firm” has the meaning set forth in Section 2.3(d).

“Accounting Principles” has the meaning set forth in Section 2.3(a).

“Accrued Income Taxes” means the aggregate unpaid income Taxes (including, for the avoidance of doubt, any non-resident withholding Taxes and any Tax as a result of a SALT Election), imposed on the Company for a Pre-Closing Tax Period that are first due after the Closing Date. The calculation of Accrued Income Taxes shall be calculated (a) in accordance with the past practice (including reporting positions, elections and tax accounting methods) of the Company in preparing Tax Returns with respect to income Taxes, except as otherwise required in order to be supportable at a “more likely than not” (or higher) confidence level, (b) by taking into account the Transaction Deductions to the extent deductible in the applicable Pre-Closing Tax Period at a “more likely than not” (or higher confidence level) and applying the seventy percent (70%) safe-harbor election under Revenue Procedure 2011-29 to any “success based fees”, (c) by excluding any income Taxes attributable to transactions outside the ordinary course on the Closing Date after the Closing and not explicitly contemplated by this Agreement or undertaken pursuant to an agreement entered into by the Company prior to the Closing, and (d) be computed in the case of a Straddle Period on an interim closing of the books basis by assuming that such taxable period closed at the end of the day on the Closing Date. The amount of income Tax liabilities of the Company for each applicable jurisdiction and each applicable tax period (or portion thereof) will not be an amount less than zero.

“Acquisition Proposal” has meaning set forth in Section 7.5.

“Action” or “Actions” means any lawsuit, legal proceeding, administrative enforcement proceeding, arbitration proceeding or similar matter before any Governmental Authority.

“Adjusted Closing Date Consideration” has the meaning set forth in Section 2.3(f).

“Affiliate” means, with respect to any Person, any Person that directly or indirectly controls, is controlled by, or is under common control with such Person.

“Agreement” has the meaning set forth in the preamble.

“Allocation Schedule” has the meaning set forth in Section 12.5(a).

“Ancillary Agreements” means all agreements, instruments and documents executed and delivered under this Agreement or in connection herewith.

“Anti-Corruption Laws” has the meaning set forth in Section 4.23(a).

“Antitrust Law” means any applicable antitrust and competition Law, including the HSR Act.

“APP Plans” means (i) that certain Third Amended and Restated 2012 Applied Avionics, Inc. Performance Plan, dated as of June 26, 2024, and (ii) that certain First Amended and Restated 2018 Applied Avionics, Inc. Performance Plan, dated as of June 26, 2024, each, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Audited Financial Statements” has the meaning set forth in Section 4.5(a).

“Balance Sheet Date” has the meaning set forth in Section 4.5(a).

“Business Day” means any day other than a Saturday, Sunday or a day on which the Federal Reserve Bank located in Dallas, Texas, is closed.

“Buyer” has the meaning set forth in the preamble.

“Buyer Balance Sheets” has the meaning set forth in Section 6.11.

“Buyer Closing Certificate” has the meaning set forth in Section 3.3(f).

“Buyer Disclosure Schedules” has the meaning set forth in the preamble of Article VI.

“Buyer Released Claim” has the meaning set forth in Section 8.5(a).

“Buyer Released Parties” has the meaning set forth in Section 8.5(b).

“Buyer Releasing Party” has the meaning set forth in Section 8.5(a).

“Buyer Secretary Certificate” has the meaning set forth in Section 3.3(d).

“Buyer Welfare Plans” has the meaning set forth in Section 8.4(a).

“Cash” means, without duplication, the sum of all cash and cash equivalents of the Company, except for any restricted cash or investments with maturities of more than ninety (90) days, determined in accordance with the Accounting Principles and as adjusted for (i) all checks and drafts deposited for the account of the Company or in the possession of the Company and all outstanding checks and deposits (including checks, cash, and wires-in-transit), (ii) pending electronic funds transfers (EFTs) for the account of the Company or for the account of any payee of the Company, (iii) cash or bank account overdrafts, and (iv) all “cut” but uncashed checks issued by the Company that are outstanding. For the avoidance of doubt, the effects of the Transactions shall be disregarded for purposes of calculating Cash (which, for the avoidance of doubt, also means that Cash shall not reflect deductions for Selling Expenses because Selling Expenses are separately adjusted). For the avoidance of doubt, restricted cash shall not include any cash received in connection with customer advance payments or overpayments.

“Certificate” means any of the Company Closing Certificate, the Buyer Closing Certificate, the Company Secretary Certificate and the Buyer Secretary Certificate.

“Closing” has the meaning set forth in Section 3.1.

“Closing Cash Balance” means the Cash balance as recorded by the Company as of the Closing.

“Closing Date” means the date on which the Closing occurs.

“Closing Date Consideration” has the meaning set forth in Section 2.1.

“COBRA” means the U.S. Consolidated Omnibus Budget Reconciliation Act of 1985, as codified at Section 601 et seq. of ERISA and at Section 4980B of the Code.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment” means (a) outstanding securities convertible or exchangeable into shares of capital stock or Equity Interests of a Person; (b) options, warrants, calls, subscriptions or other rights, agreements or commitments obligating a Person to issue, transfer or sell any shares of its capital stock or Equity Interests.

“Company” has the meaning set forth in the preamble. For the avoidance of doubt, references to the Company include the limited liability company resulting from the Conversion where applicable.

“Company Bonus Payments” means all payments to any employee of the Company as a result of, or related to, the consummation of any portion of the Transactions and as identified in the Estimated Closing Statement (or that should have been listed in the Estimated Closing Statement). Unless paid prior to Closing, the Parties acknowledge that the Company Bonus Payments will include, without limitation, (i) any payments due and owing to certain employees of the Company in accordance with the terms set forth in the APP Plans (as amended from time to time), (ii) the discretionary bonuses to other employees contemplated in Schedule 7.1(e), and (iii) any discretionary bonus accrued and owed to Loren Jensen through the Closing).

“Company Closing Certificate” has the meaning set forth in the Section 3.2(d).

“Company Disclosure Schedules” has the meaning set forth in the preamble of Article IV.

“Company Debt” means, as of the Effective Time, without duplication, any liability or obligation of the Company (including all obligations in respect of principal, accrued interest, penalties or prepayment penalties, accrued fees, accrued expenses, breakage costs, premiums and other monetary obligations) (i) for outstanding borrowed money; (ii) in respect of capital lease obligations in the Latest Balance Sheet or that would be required to be classified as capital lease obligations in accordance with GAAP; (iii) for any deferred purchase price, including earn-outs, payable by the Company with respect to property that has been delivered to the Company as of the Closing Date; (iv) evidenced by bonds, debentures, notes or other similar instruments or debt securities; (v) for any commitment by which the Company assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit and bankers’ acceptances), in each case only to the extent drawn upon; (vi) all customer advance payments and overpayments, (vii) under any hedging, swap or similar arrangement; (viii) any non-qualified deferred compensation and any severance or separation compensation (including, without limitation, any salary, wages, bonus, unused vacation, PTO, other benefits, including under any Employee Plan, and COBRA) and any other compensation (1) based on any termination of employment that occurred on or prior to the Closing Date or (2) payable to the individual(s) referenced in any separation agreement referenced on Schedule 7.1(e) (to the extent not included in Company Bonus Payments), in each case including the employer portion of any Taxes related thereto; (ix) the aggregate amount of any Accrued Income Taxes; (x) the amount of any “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) that the Company has deferred payment of pursuant to Section 2302 of the CARES Act and not paid on or before the Closing Date; (xi) secured by a purchase money mortgage or other Liens; (xii) under letters of credit or bankers’ acceptance, in each case only to the extent drawn upon; (xiii) unpaid dividends or distributions, accrued, declared or otherwise owed or payable to stockholders of the Company, or any Beneficial Owner (or any Affiliate or related party of any Beneficial Owner, in such capacity), and (xiv) any guarantees of the obligations of other Persons described in clauses (i) through (xiii); provided, that notwithstanding any other provision of this Agreement, Company Debt shall not include any of the liabilities or obligations of the Company under, pursuant to or in connection with (i) any guarantees, letters of credit, performance bonds, bid bonds or other sureties of any kind to the extent undrawn or not outstanding, (ii) any trade payable or other accrued current liability to the extent taken into account in the calculation of Net Working Capital, (iv) costs of the R&W Insurance Policy, (v) any liability that is incurred because of the direct or indirect actions of Buyer (for example, liabilities incurred to finance the Transactions), or (vi) other amounts taken into account in the calculation of Net Working Capital or Selling Expenses.

“Company Employees” has the meaning set forth in Section 8.4(a).

“Company Financial Statements” has the meaning set forth in Section 4.5(a).

“Company Government Contract” means any Government Contract to which the Company is a party or by which any of its assets or properties are bound.

“Company Indemnitee” has the meaning set forth in Section 8.3(a).

“Company IP” means Intellectual Property used or held for use in the conduct of the business of the Company as currently conducted.

“Company Policies” has the meaning set forth in Section 4.14.

“Company Secretary Certificate” has the meaning set forth in Section 3.2(b).

“Company’s Knowledge” means the actual knowledge (without any duty of inquiry or investigation), of Loren Jensen, Matt Hawkins and Bruce Conti.

“Company-Owned IP” means Company IP that is owned or purportedly owned by the Company.

“Confidentiality Agreement” has the meaning set forth in Section 7.2(c).

“Consent” means any consent, approval, authorization, declaration, qualification, waiver, registration or notification required to be obtained from, filed with or delivered to any Person or any Governmental Authority.

“Consenting Parties” has the meaning set forth in Section 13.16.

“Contracting Party” has the meaning set forth in Section 13.18.

“Contracts” means all written contracts, leases, licenses, and other agreements (including any amendments and other modifications thereto, but excluding purchase orders and sale orders entered into in the Ordinary Course of Business for aggregate purchases or sales of less than $500,000).

“Contribution” has the meaning set forth in the recitals.

“Conversion” has the meaning set forth in the recitals.

“COVID-19” means the novel coronavirus, SARS-CoV-2 or COVID-19 and all related strains and sequences, including any resurgence or evolutions or mutations or variants thereof.

“Dispute” has the meaning set forth in Section 13.16.

“Dispute Notice” has the meaning set forth in Section 2.3(d).

“Dispute Period” has the meaning set forth in Section 2.3(d).

“Effective Time” means 11:59 p.m. Central Time on the day immediately preceding the Closing Date.

“Employee Plan” or “Employee Plans” has the meaning set forth in Section 4.11(a).

“End Date” means October 18, 2024, which date is subject to extension in accordance with Section 10.1(d)(ii).

“Enterprise Value” has the meaning set forth in Section 2.1(a).

“Environmental Claim” means any Action, claim, or investigation by any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification, and injunctive relief) arising out of, based on or resulting from: (a) the presence of, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law in effect as of the date of this Agreement, and any Order or agreement with any Governmental Authority in effect as of the date of this Agreement: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient or indoor air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, 42 U.S.C. §§ 9601 et seq (“CERCLA”).; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §§ 6901 et seq.; the Clean Water Act, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act, as amended, 42 U.S.C. §§ 7401 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, as amended, 7 U.S.C. §§ 136 et seq.; the Oil Pollution Act of 1990, as amended, 33 U.S.C. §§§ 2701 et seq.; and the Occupational Safety and Health Act, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, clearance, consent, waiver, closure, exemption, or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“Equity Interests” means (a) with respect to a corporation, any and all shares of capital stock and any Commitments with respect thereto, (b) with respect to a partnership, limited liability company, trust or similar Person, any and all units, interests or other partnership/limited liability company interests, and any Commitments with respect thereto, and (c) any other direct or indirect equity ownership or participation in a Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any entity that would, at any time during the six-year period ending on the Signing Date, be considered as a single employer with the Company under Section 4001(b)(1) of ERISA or Sections 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” means Wilmington Trust, N.A.

“Escrow Agreement” has the meaning set forth in Section 2.4(a).

“Estimated Closing Cash Balance” has the meaning set forth in Section 2.3(a).

“Estimated Closing Statement” has the meaning set forth in Section 2.3(a).

“Estimated Company Debt” has the meaning set forth in Section 2.3(a).

“Estimated Net Working Capital” has the meaning set forth in Section 2.3(a).

“Estimated Selling Expenses” has the meaning set forth in Section 2.3(a).

“Final Closing Cash Balance” has the meaning set forth in Section 2.3(c).

“Final Closing Statement” has the meaning set forth in Section 2.3(c).

“Final Company Debt” has the meaning set forth in Section 2.3(c).

“Final Net Working Capital” has the meaning set forth in Section 2.3(c).

“Final Selling Expenses” has the meaning set forth in Section 2.3(c).

“Fraud” means intentional and knowing common law fraud under Delaware law with respect to a specific representation and warranty made by such Party (i) set forth in Article IV, Article V or Article VI, as applicable, of this Agreement or (ii) in the Buyer Closing Certificate or the Company Closing Certificate (as applicable). “Fraud” does not include equitable fraud, constructive fraud, promissory fraud, unfair dealings fraud, unjust enrichment, or any torts (including fraud) or other claim based on negligence or recklessness (including based on constructive knowledge or negligent misrepresentation) or any other equitable claim.

“Fundamental Representations” means, with respect to the Company, the representations and warranties contained in Section 4.1(a) (Organization), Section 4.2 (Capitalization), Section 4.3 (No Subsidiaries), Section 4.4(a) (Authority), Section 4.4(b)(i) (No Conflict with Organizational Documents) and Section 4.24 (No Brokers), and with respect to Seller, the representations and warranties contained in Section 5.1 (Organization and Standing), Section 5.2 (Authority; Enforceability; Title), and Section 5.4 (No Brokers).

“GAAP” means generally accepted accounting principles in the United States.

“General Enforceability Exceptions” has the meaning set forth in Section 4.4(a).

“Government Bid” means any bid, proposal, offer or quote made by the Company, which, if accepted, or selected for award, would result in a Company Government Contract.

“Government Contract” means any Contract between (a) the Company, on the one hand, and any Governmental Authority, on the other hand, or (b) the Company, on the one hand, and any prime, contractor, higher-tier subcontractor or reseller of any Governmental Authority, on the other hand.

“Governmental Authority” means any government or political subdivision, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision, or any federal, state, local or foreign court.

“Guarantee” has the meaning set forth in Section 6.11.

“Guarantor” has the meaning set forth in Section 6.11.

“H&B” has the meaning set forth in Section 13.16.

“Hazardous Material” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, polychlorinated biphenyls, and per- and poly-fluoroalkyl substances (PFAS) and other emerging contaminants.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“HSR Filing” has the meaning set forth in Section 7.6(a).

“Immediate Family” means, with respect to any specified Person that is an individual, such Person’s spouse, parents, children, and siblings, or any other relative of such Person that shares such Person’s home.

“Intellectual Property” means any intellectual property rights in any jurisdiction throughout the world, by whatever name or terms known or designated, including, without limitation: (a) patents, patent applications, continuations, continuations-in-part, divisionals, revisions, extensions, reexaminations and reissues, patent disclosures, inventions (whether or not patentable), (b) trade secrets, know-how, and other proprietary or confidential information (collectively, “Company Information”), (c) trademarks, service marks, and other source-identifying designations or devices, together with all goodwill associated therewith and all registrations and applications therefor, (d) internet domain names and registrations thereof and all proprietary social media identifiers, and (e) copyrights, works of authorship, databases, database rights, and moral rights, and copyrightable subject matter, including copyrights in software, whether registered or unregistered, and pending applications to register the same.

“Interim Financial Statements” has the meaning set forth in Section 4.5(a).

“IRS” has the meaning set forth in Section 4.11(b).

“Latest Balance Sheet” has the meaning set forth in Section 4.5(a).

“Law” means any applicable law, statute, code, regulation or rule of any Governmental Authority.

“Lien” means any security interest, mortgage, lien, option, pledge or other similar encumbrance on title.

“Losses” means any and all out-of-pocket losses, liabilities, claims, damages, Taxes, penalties, fines, judgments, awards, settlements, costs, fees and expenses (including reasonable attorneys’ fees).

“Material Adverse Effect” means any state of facts, event, change, result, circumstance, occurrence, or development that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on the business, assets, results of operations or condition (financial or otherwise) of the Company taken as a whole, but excluding facts, events, changes, results, circumstances, occurrences, or developments, either alone or taken together, relating to or arising from the following: (a) the United States or worldwide economy or general political, social, economic, credit, currency, oil, financial, banking, securities or capital markets (including any increased cost, or decreased availability, of capital or pricing or terms related to any financing for the Transactions or any disruption thereof and any decline in the price of any security, commodity or market index), including in each case any changes in any of the foregoing; (b) any national or international political, regulatory or social conditions, including the results of any primary or general elections or any statements or proclamations of any officials (whether elected or not) of any Governmental Authority, acts of terrorism, sabotage, cyber-attack, military action, hostilities, acts of civil unrest, national emergency or war (whether or not declared), or any escalation or worsening thereof; (c) the industries in which the Company operates or conducts its business generally; (d) natural or man-made disasters, emergencies, any earthquake, hurricane, tsunami, tornado, flood, mudslide or other disaster, weather condition, storms, explosion or fire or other force majeure event or act of God, whether or not caused by any Person, or any national or international calamity or crisis; (e) epidemics, pandemics, disease outbreaks, or public health emergencies (as declared by the World Health Organization or the Health and Human Services Secretary of the United States) or any Law, pronouncement, or guideline, or interpretation thereof, issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic, or disease outbreak or any change in such Law, pronouncement, or guideline, or interpretation thereof (in each case after the date hereof); (f) the negotiation or execution of this Agreement or the announcement, pendency, or performance of this Agreement or the Transactions, in each case to the extent related to the identity of Buyer or any action or inaction taken by the Buyer or its representatives, including the impact thereof on the relationships, contractual or otherwise, of the Company with any of its customers, suppliers, business relations or employees; (g) actions required or expressly contemplated under this Agreement (including obtaining any consent from any Person or Governmental Authority) or that is taken at Buyer’s or its Affiliates’ written request; (h) any action taken or statement made by Buyer or its Affiliates or their respective representatives; (i) any changes or prospective changes in Law or GAAP after the date hereof; (j) any failure, in and of itself, to meet any budgets, projections, forecasts, estimates, plans, predictions, or milestones (whether or not shared with Buyer or its Affiliates or representatives) (but, for the avoidance of doubt, not the underlying causes of any such failure to the extent such underlying cause is not otherwise excluded from the definition of Material Adverse Effect); or (k) the effect of any breach, violation or non-performance of any provision of this Agreement by Buyer or its Affiliates or financing sources or any action taken by Buyer or its Affiliates or financing sources with respect to the Transactions; provided, that, notwithstanding anything to the contrary in the foregoing, in the case of each of clauses (a), (b), (c), (d), (e) and (i) above, if such facts, event, change, result, circumstance, occurrence, or development disproportionately affects the Company as compared to other similarly situated Persons or businesses that operate in the same industries as the Company, then the disproportionate aspect of such facts, event, change, result, circumstance, occurrence, or development shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur.

“Material Contracts” has the meaning set forth in Section 4.12(a).

“Net Working Capital” means, as of the Effective Time, (a) the current assets of the Company that are included in the line-item categories of current assets specifically identified in the Accounting Principles (which, for the avoidance of doubt, will not include Cash or any deferred Tax assets and will take into account other adjustments presented on Annex I), minus (b) the current liabilities of the Company that are included in the line-item categories of current liabilities specifically identified in the Accounting Principles (which, for the avoidance of doubt, will not include Company Debt, any deferred Tax liabilities or income Tax liabilities and will take into account other adjustments presented on Annex I), each computed and determined in accordance with the Accounting Principles.

“Nonparty Affiliate” has the meaning set forth in Section 13.18.

“Order” means any applicable order, judgment, ruling, injunction, assessment, award, decree or writ of any Governmental Authority.

“Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of the business of the Company, including any conduct, practice or action taken or omitted to be taken as Pandemic Measures, with respect to, or as a result of, COVID-19.

“Organizational Documents” means (i) the certificate or articles of incorporation, organization or formation and the by-laws, the partnership agreement or operating or limited liability company agreement (as applicable), and (ii) any documents comparable to those described in clause (i) as may be applicable pursuant to any applicable Law.

“Owned Property” has the meaning set forth in Section 4.8(a).

“Pandemic Measures” shall mean any quarantine, “shelter in place,” “stay at home,” temporary workforce reduction, social distancing, mandatory shut down or closure, sequester or any other Law, Order, directive, guidelines or recommendations by any Governmental Authority (including, for the avoidance of doubt, the World Health Organization) in connection with (i) mitigating the adverse effects of COVID-19, (ii) ensuring compliance with applicable Law or (iii) protecting the health and safety of employees or other Persons with whom the Company and its respective personnel come into contact with during the course of business operations.

“Parties” has the meaning set forth in the preamble.

“Pass-Through Taxes” means (i) any Tax attributable to items of income, gain, loss and deduction of the Company that flow through the Company to Seller (or the Beneficial Owner(s), or any other owner(s) for Tax purposes) and are reflected on the Tax Returns of Seller (or the Beneficial Owner(s) or any other owner(s) for Tax purposes) and (ii) Taxes imposed on the Company (or Seller as successor to the Company) at the entity level based on net income, any non-resident withholding Taxes required to be paid by the Company, Seller or on behalf of the Beneficial Owners, and any Taxes as a result of a SALT Election.

“Paying Agent” means Acquiom Financial LLC, a Colorado limited liability company, or any successor or substitute designated by the Seller prior to Closing.

“Permits” means any material license, permit, authorization, certificate of authority, registration, qualification or similar document or authority that has been issued or granted by any Governmental Authority or that is otherwise required for the operation of the Company’s business as presently conducted.

“Permitted Liens” means (a) Liens arising under Company Debt which will be released in connection with the Closing, (b) any Lien to be released on or prior to Closing, (c) Liens for Taxes of Governmental Authorities not yet delinquent or being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the Company Financial Statements, (d)

mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’, landlords’ or other like Liens arising or incurred in the Ordinary Course of Business or by operation of Law or being contested in good faith by appropriate proceedings, (e) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business, (f) assessments, governmental charges or levies which are not yet due and payable as of the Closing Date, (g) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, (h) purchase money liens and Liens securing rental payments under capital lease arrangements reflected in the Company Financial Statements, (i) restrictions on transfer under applicable securities laws; (i) title and other rights of a lessor arising under or in connection with a capital or operating lease, and (j) with respect to the Real Property, (x) any conditions that may be shown by a current, accurate survey, or physical inspection and which do not create a Material Adverse Effect to the Real Property or business operations thereon, (y) easements, encroachments, restrictions, rights of way and any other similar encumbrances or title defects appearing in the public record and which do not create a Material Adverse Effect to the Real Property or the business operations thereon and (z) zoning, building, land use and other similar restrictions.

“Person” means any individual, sole proprietorship, partnership, corporation, limited liability company, joint venture, unincorporated society or association, trust or other legal entity or any Governmental Authority.

“Personally Identifiable Information” means (a) any information that, alone or in combination with other information is reasonably capable of being used to specifically identify a natural Person, (b) de-identified data in connection with any information collected automatically, including data collected through a mobile or other electronic device, in each case to the extent such de-identified data and information specifically identified a natural Person, or (c) any information that is otherwise included within the applicable definition of personally identifiable information, personal information, personal data, and such other analogous definitions under any applicable Privacy and Information Security Requirement.

“Post-Closing Company” means the Company after the Closing.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and the portion of a Straddle Period that begins on the first day of such Straddle Period and ends on the Closing Date.

“Pre-Signing Restructuring” has the meaning set forth in the recitals.

“Preserved Claims” has the meaning set forth in Section 11.2(b).

“Price Decrease” has the meaning set forth in Section 2.3(f)(ii).

“Price Increase” has the meaning set forth in Section 2.3(f)(i).

“Privacy and Information Security Requirement” means (a) all applicable Laws relating to the collection, storage, use, disclosure, retention, processing or transfer of Personally Identifiable Information, privacy or information security, (b) all applicable Laws concerning the security of products and/or information systems, (c) all Contracts to which the Company is a party or is otherwise bound that relate to Personally Identifiable Information and/or protecting the security or privacy of information, (d) each Company policy and notice (e.g., posted privacy policies) relating to Personally Identifiable Information, privacy and/or the security of products, information systems, and/or other information, and (e) as applicable, the Payment Card Industry Data Security Standard.

“Privileged Materials” has the meaning set forth in Section 13.16.

“Pro Rata Share” means with respect to each Beneficial Owner, the applicable percentage set forth next to such Beneficial Owner’s name on the Estimated Closing Statement. Buyer shall be entitled to rely on each applicable Pro Rata Share as provided to Buyer and shall not be liable to Seller or any Beneficial Owner for any claims related to the allocation of proceeds or payments among Seller or any Beneficial Owner.

“Purchased Equity” has the meaning set forth in the recitals.

“QSub Election” has the meaning set forth in the recitals.

“R&W Insurance Policy” means a representations and warranties insurance policy issued in the name of Buyer, substantially in the policy form attached hereto as Exhibit D, the cost of which shall be paid entirely by Buyer.

“R&W Insurance Provider” has the meaning set forth in Section 6.9.

“Real Property” means all of the Company’s interest in real property, including real property owned in fee simple, leaseholds and subleaseholds, purchase options, easements, licenses, rights to access, rights of way, and all buildings and other improvements located thereon, in each case, currently used in the business or operations of the Company.

“Related Person” has the meaning set forth in Section 4.21.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, deposit, dumping, emptying, disposal, discharge, dispersal or leaching of Hazardous Material.

“Restructuring” has the meaning set forth in the recitals.

“SALT Election” means an election under applicable state or local income Tax Laws made by or with respect to the Company pursuant to which the Company incurs or is otherwise liable for any state or local Tax liability under applicable state or local income Tax Law that would have been borne (in whole or in part) by the direct or indirect equity owners of the Company had no such election been made (e.g., any “Specified Income Tax Payment” as defined by IRS Notice 2020-75).

“Sanctioned Country” means any country or region that is the subject or target of a comprehensive embargo or regulation under Trade Compliance Laws (including Cuba, Iran, North Korea, Sudan, Syria, Russia, Belarus, and the Crimea, Donetsk People’s Republic, or Luhansk People’s Republic regions of Ukraine).

“Sanctioned Person” means any individual or entity that is the subject or target of sanctions or restrictions under Trade Compliance Laws, including: (i) any individual or entity listed on any applicable U.S. or non-U.S. sanctions- or export-related Restricted Person list, including the Office of Foreign Assets Control’s Specially Designated Nationals and Blocked Persons List; (ii) any entity that is, in the aggregate, fifty (50%) percent or greater owned, directly or indirectly, or otherwise controlled by a person or persons described in clause (i); or (iii) any national of a Sanctioned Country.

“Schedules” means, as the context requires, the Buyer Disclosure Schedules, the Seller Disclosure Schedules and/or the Company Disclosure Schedules and any other schedules required to be delivered hereunder.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the preamble.

“Seller Released Claim” has the meaning set forth in Section 8.5(b).

“Seller Released Parties” has the meaning set forth in Section 8.5(a).

“Seller Releasing Party” has the meaning set forth in Section 8.5(b).

“Seller Representative” has the meaning set forth in the preamble.

“Seller Representative Reserve Amount” means an amount equal to $300,000.

“Seller Representative Reserve Fund” means a separate account controlled by Seller Representative.

“Seller Disclosure Schedules” has the meaning set forth in the preamble of Article V.

“Selling Expenses” means, as of the Closing and without duplication, (x) all of the unpaid fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers or other professional fees incurred by Seller Representative, Seller or the Company in connection with the preparation, negotiation and consummation of the Transactions, (y) the amount of sale bonuses, change in control bonuses, retention bonuses or similar bonuses or payments, whether accrued or not, that are incurred or otherwise become payable by the Company upon or as a result of the consummation of the Transactions but not as a result of any other event that occurs after the Closing Date, and (z) the employer portion of any payroll or employment Taxes relating to the Company Bonus Payments and any payments included in clause (y) above, determined as of the Effective Time and not paid for in full as of the Closing (it being understood that in no event shall Selling Expenses be deemed to include any fees, costs and expenses to the extent incurred by or at the direction of Buyer or otherwise relating to Buyer’s or its Affiliates’ financing (including obtaining any consent or waiver relating thereto) for the Transactions or any other liabilities or obligations incurred or arranged by or on behalf of Buyer or its Affiliates in connection with the Transactions (including any fees payable to any financing institution or the Company’s accountants on behalf of Buyer or its Affiliates and any fees costs and expenses for which Buyer is responsible pursuant to the terms of this Agreement)). Notwithstanding the foregoing, Selling Expenses will not include any (i) Company Bonus Payments set forth in the Estimated Closing Statement, (ii) Transfer Taxes, (iii) fees, costs, expenses and other obligations incurred after the Closing or (iv) fees, costs, expenses, premiums or other obligations arising from or relating to (A) filings under the HSR Act, (B) the retention and maintenance of the post-Closing insurance policies set forth in Section 8.3(b), (C) the R&W Insurance Policy or (D) the Escrow Agreement.

“Settlement Amounts” has the meaning set forth in Section 2.2.

“Significant Customer” means any of the twenty (20) largest customers, as measured by the dollar amount of revenue therefrom during such period, of the Company during the twelve (12)-month period ending on the Balance Sheet Date.

“Significant Supplier” means any of the ten (10) largest suppliers or vendors, as measured by the dollar amount of purchases therefrom during such period, of the Company during the twelve (12) month period ending on the Balance Sheet Date.

“Signing Date” has the meaning set forth in the preamble.

“Straddle Period” means any Tax period beginning on or before and ending after the Closing Date.

“Subsidiary” means, when used with respect to any Person, any entity of which more than 50% of the effective voting power or Equity Interests of such entity is directly or indirectly owned by such Person.

“Surviving Covenants” has the meaning set forth in Section 11.1.

“Target Working Capital Maximum” means $12,250,845.

“Target Working Capital Minimum” means $11,250,845.

“Tax” means (a) all federal, state, local or foreign taxes imposed by any Taxing Authority, in each case, in the nature of a tax, including all net or gross income, gross receipts, branch profits, capital, sales, use, ad valorem, value added, transfer, franchise, profits, alternative, environmental, inventory, license, withholding, payroll, employment, social security, disability, unemployment, excise, severance, stamp, occupation, premium, property (real or personal), unclaimed property, escheat, withholding, non-resident withholding, estimated, and all other taxes of any kind and (b) all interest, penalties, additions to tax or additional amounts imposed by any Governmental Authority in respect of any item described in clause (a) of this definition, in the case of both clauses (a) and (b), whether disputed or not.

“Tax Returns” means any return, notice, form, declaration, report, estimated return, information return or statement filed or required to be filed with any Taxing Authority in respect of Taxes, including any schedule or attachment thereto, and any amendment thereof.

“Taxing Authority” means any Governmental Authority responsible for the administration or imposition of any Tax.

“Trade Compliance Laws” means any requirement of applicable Law relating to the regulation of imports, exports, re-exports, transfers, releases, shipments, transmissions or any other provisions of goods, technology, software or services, including without limitation: (a) International Traffic in Arms Regulations (ITAR), 22 C.F.R. Parts 120 et seq.; (b) Export Administration Regulations (EAR), 15 C.F.R. Parts 730 et seq.; (c) the regulations administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control, 31 C.F.R. Parts 500 et seq. and related executive orders authorizing or implementing economic sanctions; (c) the customs regulations set forth in Title 19 of the Code of Federal Regulations; (d) the export regulations administered by the U.S. Department of Commerce’s Bureau of Industry and Security; (e) the antiboycott Laws administered by the U.S. Department of Commerce and the U.S. Department of Treasury’s Internal Revenue Service; and (f) similar trade compliance Laws in which any Company is operating or has operated.

“Termination Fee” has the meaning set forth in Section 10.2(c).

“Transaction Claim” has the meaning set forth in Section 11.2(a).

“Transaction Deductions” means any deduction permitted for income Tax purposes attributable to Company Bonus Payments, Selling Expenses, Company Debt or other similar expenses paid on or prior to the Closing Date.

“Transactions” has the meaning set forth in Section 2.3(c).

“Treasury Regulations” means the regulations promulgated under the Code by the U.S. Department of the Treasury.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended.

“Waiving Party” has the meaning set forth in Section 9.4.

“WARN Act” has the meaning set forth in Section 8.4(b).

“Working Capital Deficiency” has the meaning set forth in Section 2.3(b).

“Working Capital Escrow Amount” has the meaning set forth in Section 2.4(a).

“Working Capital Escrow Fund” has the meaning set forth in Section 2.4(a).

“Working Capital Overage” has the meaning set forth in Section 2.3(b).